Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

BY AND AMONG

LOUISIANA MIDSTREAM GAS SERVICES, L.L.C.

CHESAPEAKE MIDSTREAM DEVELOPMENT, L.P.

and

MAGNOLIA MIDSTREAM GAS SERVICES L.L.C.

and for certain limited purposes,

CHESAPEAKE MIDSTREAM MANAGEMENT, L.L.C.

dated as of December 16, 2010

4.2	Authority; Enforceability	18
4.3	No Violation; Consents and Approvals	19
4.4	Funding; Investment	20
4.5	Brokers’ Fee	20

ARTICLE V.
COVENANTS OF THE PARTIES
5.1	Consummation of the Transactions	20
5.2	Expenses	20
5.3	Public Statements	21
5.4	Conduct of Business Prior to Closing	21
5.5	Tax Matters	22
5.6	Further Assurances; Cooperation	24
5.7	Insurance Policies	25
5.8	HSR Act	25
5.9	System Employees	25
5.10	Financial Statements	25
5.11	Required Consents	26

ARTICLE VI.
CONDITIONS TO CLOSING
6.1	General Conditions of the Parties	26
6.2	Conditions to Buyer’s Obligations	27
6.3	Conditions to Seller Parties’ Obligations	27

ARTICLE VII.
INDEMNIFICATION
7.1	Indemnification by Seller Parties	28
7.2	Indemnification by Buyer	29
7.3	Limitations and Other Indemnity Claim Matters	29
7.4	Indemnification Procedures	31
7.5	No Reliance	32

ARTICLE VIII.
TERMINATION
8.1	Termination of Agreement	33
8.2	Effect of Termination	33

ARTICLE IX.
CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
9.1	Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process	34
9.2	Waiver of Jury Trial	34

ARTICLE X.
MISCELLANEOUS PROVISIONS
10.1	Amendment and Modification	35
10.2	Waiver of Compliance; Consents	35
10.3	Notices	35
10.4	Assignment	36

10.5	Governing Law	36
10.6	Facsimiles; Electronic Transmission, Counterparts	37
10.7	Entire Agreement	37
10.8	Specific Performance	37
10.9	Severability	37
10.10	Disclosure Schedules	37
10.11	Third Party Beneficiaries	38
10.12	Confidentiality	38
10.13	Time of Essence	38

Exhibits and Schedules

Exhibit A	—	Definitions; Interpretations
Exhibit B	—	Assignment
Exhibit C	—	Gathering Agreement
Exhibit D	—	Compression Agreement
Exhibit E	—	Marketing Agreement
Exhibit F	—	CHK Guaranty

Schedule 2.1(a)	—	Transferred Real Property
Schedule 2.1(b)	—	Transferred Facilities
Schedule 2.1(c)	—	Assigned Contracts
Schedule 2.1(d)	—	Transferred Permits
Schedule 2.2	—	Excluded Assets
Schedule 2.4	—	Retained Obligations
Schedule 3.3	—	No Violation; Consents and Approvals
Schedule 3.3(c)	—	Third-Party Consents and Authorizations
Schedule 3.5	—	No Default
Schedule 3.6(a)	—	Rights-of-Way
Schedule 3.6(b)	—	Limitations as to Time or Date
Schedule 3.6(c)	—	Collateral Obligations
Schedule 3.7(a)	—	Title Exceptions
Schedule 3.7(b)	—	Gathering System
Schedule 3.7(c)	—	Owned Real Property
Schedule 3.8(a)	—	Sufficiency of Assets
Schedule 3.9	—	Financial Statements
Schedule 3.9(c)	—	No Undisclosed Liabilities
Schedule 3.10	—	Absence of Certain Changes
Schedule 3.11(b)	—	Environmental Permits
Schedule 3.12(a)	—	Material Contracts
Schedule 3.13	—	Legal Proceedings
Schedule 3.15(a)	—	Employment and Labor Matters
Schedule 3.16(a)	—	System Employee Benefit Plans
Schedule 3.16(b)	—	ERISA Matters
Schedule 3.17	—	Insurance Policies
Schedule 3.16(b)	—	ERISA Matters
Schedule 3.18	—	Tax Matters
Schedule 3.21	—	Regulatory Status

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 16, 2010, is made and entered into by and among LOUISIANA MIDSTREAM GAS SERVICES, L.L.C., an Oklahoma limited liability company (“Seller”), CHESAPEAKE MIDSTREAM DEVELOPMENT, L.P., a Delaware limited partnership (“CMD” and, together with Seller, the “Seller Parties”), and MAGNOLIA MIDSTREAM GAS SERVICES, L.L.C., an Oklahoma limited liability company (“Buyer”). Each of the foregoing is referred to herein as a “Party” and collectively as the “Parties.” In addition, CHESAPEAKE MIDSTREAM MANAGEMENT, L.L.C., a Delaware limited liability company (“CMM”) is a party to this Agreement for the limited purposes set forth in Section 5.9.

WHEREAS, the Seller Parties desire to sell, and Buyer desires to purchase, all of the Seller Parties’ right, title and interest in and to the natural gas gathering assets known as the Springridge Gathering System;

WHEREAS, Seller is a wholly-owned Subsidiary of CMD, and CMD will derive substantial benefits from the consummation of the Transactions contemplated hereby;

WHEREAS, as a material inducement to the willingness of Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each of the Seller Parties are entering into this Agreement and agreeing to the terms hereof;

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATIONS

1.1 Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement have the meanings set forth in the Section 1.1 of Exhibit A.

1.2 Interpretations. Unless expressly provided to the contrary in this Agreement, this Agreement shall be interpreted in accordance with the provisions set forth in Section 1.2 of Exhibit A.

ARTICLE II.

TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Sale of Assets. Subject to the terms and conditions of this Agreement, at Closing, the Seller Parties will convey, transfer, assign and deliver (or will cause to be conveyed, transferred, assigned and delivered) to Buyer, and Buyer will accept from the Seller Parties, all of the Seller Parties’ right, title and interest in and to the following (the “Assets”):

(a) Real Property. All Real Property appurtenant to or held for use in connection with, or necessary for, the ownership, operation or use of the Gathering System and listed and described on Schedule 2.1(a) (collectively, the “Transferred Real Property”);

(b) Facilities. All Facilities located on the Transferred Real Property and used or held for use in connection with, the ownership, operation or use of the Gathering System, including the personal property listed and described on Schedule 2.1(b) (collectively, the “Transferred Facilities”);

(c) Contracts. All of the equipment leases, gathering agreements and other contracts held or entered into in connection with, the ownership, operation or use of the Gathering System, including those contracts described on Schedule 2.1(c) (collectively, the “Assigned Contracts”);

(d) Permits. To the extent transferable or assignable, all Permits used or held for use in connection with, the ownership, operation or use of the Gathering System (collectively, the “Transferred Permits”), including those listed and described on Schedule 2.1(d);

(e) Prepayments. Subject to Sections 2.9 and 2.10 and solely to the extent the Seller Parties have received such amounts, all advance prepayments, prepaid expenses, deposits and other similar payments made to the Seller Parties under any Assigned Contract to the extent relating to any Assumed Obligations under such Assigned Contract that have not been delivered or performed prior to the Closing; and

(f) Books and Records. all Books and Records.

2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Excluded Assets shall be retained by the Seller Parties and their Affiliates after the Closing.

2.3 Assumed Obligations. Upon consummation of the Closing (and effective as of the Effective Time or as of the Closing, to the extent provided in the definition Assumed Obligations) pursuant to the terms and conditions of this Agreement, Buyer shall accept and assume from the Seller Parties all of the Assumed Obligations.

2.4 Retained Obligations. Notwithstanding anything to the contrary in this Agreement, the Seller Parties shall retain sole responsibility for, and shall pay, perform and discharge when due all Retained Obligations.

2.5 Purchase Price. In consideration for the transfer, assignment, conveyance and delivery of the Assets, at Closing, Buyer will, in accordance with Section 2.7(b)(i), pay an aggregate purchase price of $500,000,000 (the “Purchase Price”).

2.6 Time and Place of Closing. Subject to the terms and conditions hereof, including Article VI, the closing of the purchase and sale of the Assets (the “Closing”) shall take place at the offices of Seller in Oklahoma City, Oklahoma, commencing at 9:00 a.m., local time, one Business Day following the satisfaction or valid waiver of the closing conditions set forth in Article VI (other than conditions that by their terms cannot be satisfied until Closing, but subject to the satisfaction or valid waiver of such conditions at Closing), or at such other place and on such other date or time as the Parties may mutually agree (the date and time on which the Closing takes place, the “Closing Date”).

2.7 Deliveries at Closing. At the Closing, the following shall occur:

(a) The Seller Parties shall deliver, or cause to be delivered, to Buyer:

(i) an assignment (the “Assignment”), substantially in the form attached hereto as Exhibit B, evidencing the conveyance, transfer, assignment and delivery to Buyer of the Assets, which shall have been duly executed by the Seller Parties;

(ii) the Gas Gathering Agreement, substantially in the form of Exhibit C hereto (the “Gathering Agreement”), duly executed by the Affiliates of the Seller Parties that are parties thereto;

(iii) the amended and restated Compression Agreement, substantially in the form of Exhibit D hereto (the “Compression Agreement”), duly executed by the Affiliates of the Seller Parties that are parties thereto;

(iv) the Marketing Agreement, substantially in the form of Exhibit E hereto (the “Marketing Agreement”) duly executed by the Affiliates of the Seller Parties that are parties thereto;

(v) the Guaranty, substantially in the form of Exhibit F hereto (the “CHK Guaranty”), duly executed by Chesapeake Energy Corporation (“CHK”), irrevocably and unconditionally guaranteeing the full, complete and timely performance when due of (A) the obligations of Seller’s Affiliates under the Gathering Agreement and (B) the obligations of the Seller Parties under this Agreement;

(vi) a certificate, dated as of the Closing Date, signed by the Secretary of each Seller Party, certifying (A) that attached to such certificate are true and complete copies of (1) the Charter Documents of each Seller Party and (2) resolutions of the board of directors, general partner or member of each Seller Party approving this Agreement and (B) as to the incumbency and specimen signature of each officer of the Seller Parties executing this Agreement and each other Transaction Document to which such Seller Party is a party or any certificate or instrument furnished pursuant thereto on behalf of such Seller Party;

(vii) a certificate of non-foreign status of Chesapeake Energy Marketing, Inc. meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2)(iv)(B); and

(viii) such additional documents customary in similar transactions as might be reasonably requested by Buyer to convey the Assets and to consummate the Transactions.

(b) Buyer shall deliver, or cause to be delivered, to the Seller Parties:

(i) an aggregate amount in cash equal to the Purchase Price for the Assets, such delivery to be made by wire transfer of immediately available funds to an account designated by the Seller Parties;

(ii) the Transaction Documents (other than this Agreement), which shall have been duly executed by Buyer or Buyer’s Affiliates that are parties thereto, as applicable;

(iii) a certificate, dated as of the Closing Date, signed by the Secretary of the Buyer, certifying (A) that attached to such certificate are true and complete copies of (1) the Charter Documents of the Buyer and (2) resolutions of the member of the Buyer approving this Agreement and (B) as to the incumbency and specimen signature of each officer of the Buyer executing this Agreement and each other Transaction Document or any certificate or instrument furnished pursuant thereto on behalf of the Buyer; and

(iv) such additional documents customary in similar transactions as might be reasonably requested by the Seller Parties to consummate the Transactions.

The transactions described in this Section 2.7, including the execution, delivery and performance of each of the Transaction Documents, are referred to herein as the “Transactions.” The “Transaction Documents” shall mean this Agreement, the Assignment, the Gathering Agreement, the Compression Agreement, the Marketing Agreement and the CHK Guaranty.

2.8 [Intentionally Omitted].

2.9 Effective Time; Post-Closing Accounting. The Parties agree to account to each other with respect to the revenues and expenses associated with the Gathering System and the Assets for the periods prior to and after the Effective Time (it being understood that, except as set forth in Section 2.1(e), any current assets or current liabilities as of the Effective Time related to the ownership, operation or use of the Assets or the Gathering System determined in accordance with GAAP shall be retained by the Seller Parties and that any current assets or current liabilities earned or incurred from and after the Effective Time related to the ownership, operation or use of the Assets or the Gathering System determined in accordance with GAAP shall be assumed by the Buyer) on the following basis:

(a) Expenses. All operating expenses (excluding Taxes, other than Property Taxes), capital expenditures and overhead costs with respect to the Assets and the ownership, operation, maintenance and use of the Gathering System (“System Costs”) incurred prior to the Effective Time shall be the sole responsibility of Seller. All System Costs incurred on or after the Effective Time shall be the sole responsibility of Buyer. In the event Seller or any of its Affiliates receives invoices relating to System Costs incurred on or after the Effective Time or has previously paid System Costs incurred on or after the Effective Time, Seller shall deliver invoices therefor to Buyer for payment. In the event Buyer receives invoices relating to System Costs incurred prior to the Effective Time or has previously paid System Costs incurred prior to the Effective Time, Buyer shall deliver invoices therefor to Seller for payment. In the event either Party receives an invoice for System Costs which contains charges incurred during a period beginning prior to and ending after the Effective Time, the Parties will prorate such invoice based on the dollar amount of products or services delivered or rendered during the pre- and post-Effective Time periods.

(b) Revenues. All income, proceeds, receipts, refunds and credits earned with respect to the Assets and the ownership, operation and use of the Gathering System (“System Revenues”) earned prior to the Effective Time shall be the property of Seller and in the event Buyer receives any System Revenues earned prior to the Effective Time, Buyer shall promptly pay such System Revenues over to Seller. All System Revenues earned on and after the Effective Time shall be the property of Buyer and in the event Seller receives any System Revenues earned on or after the Effective Time, Seller shall promptly pay such System Revenues over to Buyer. In the event either Party receives payment of System Revenues which includes amounts earned during a period beginning prior to and ending after the Effective Time, the Parties will prorate such System Revenues based on the dollar amount of products or services delivered or rendered during the pre- and post-Effective Time periods.

(c) Cost and Revenue Determinations.

(i) For purposes of determining System Costs and System Revenues, it shall be assumed that at all times during the period beginning as of the Effective Time and ending on and including the Closing Date (A) the Transaction Documents were in full effect; (B) all parties to the Transaction Documents were in full compliance therewith, and (C) the Transactions were consummated as of the Effective Time for purposes of the Employee Secondment Agreement, Shared Services Agreement and Services Agreement;

(ii) In calculating System Costs, (A) System Costs related to products or services provided to Buyer and its Affiliates by the Seller Parties and their Affiliates under the Transaction Documents, the Employee Secondment Agreement, Shared Services Agreement and Services Agreement shall be calculated without duplication (i.e., only deemed incurred under the terms of the relevant Transaction Document or the Employee Secondment Agreement, Shared Services Agreement or Services Agreement, as applicable) and (B) all System Costs (other than those described in the preceding clause (A)) will be determined based on the actual rates or charges, and without duplication or mark up, and without any overhead or intercompany charges allocated thereto;

(iii) In calculating post-Effective Time System Revenues, System Revenues related to products or services provided to the Seller Parties and their Affiliates by Buyer and its Affiliates under the Transaction Documents shall be calculated without duplication (i.e., only deemed earned under the terms of the relevant Transaction Document);

(iv) In calculating System Costs and System Revenues, no interest expense or interest income shall be allocated to the Assets or the Gathering System; and

(v) all surface use fees, insurance premiums and other System Costs that are paid periodically are prorated based on the number of days in the applicable period falling before, or on and after, the Effective Time through the Closing.

(d) Prorations. Property Taxes with respect to the Assets shall be prorated between Seller and Buyer in accordance with Section 5.5.

(e) The terms “earned” and “incurred”, as used in this Section 2.9, shall be interpreted in accordance with GAAP.

(f) Notwithstanding anything in this Agreement to the contrary, (i) the System Costs for which Buyer is responsible pursuant to Section 2.9(a) shall not include any Retained Obligations; (ii) the System Costs for which Seller is responsible pursuant to Section 2.9(a) shall not include any Assumed Obligations; and (iii) all System Costs and System Revenues shall be settled and/or allocated under this Agreement exclusively and without duplication pursuant to the provisions of this Section 2.9, Section 2.10 and Section 5.6(c). For the avoidance of doubt, the Parties intend that the provisions of this Agreement shall not result in any duplication of responsibility for, or right to receive, any System Cost, System Revenue, Assumed Obligation or Retained Obligation, as applicable.

2.10 Final Accounting. On or before ninety (90) days after the Closing Date, Seller (with the cooperation of Buyer) will prepare, in accordance with the provisions of this Agreement, and deliver to Buyer, a post-closing statement setting forth a detailed calculation of all final accounting adjustments with respect to System Costs and System Revenues for a specified period beginning not more than 30 days prior to the Effective Time and ending on or after the Closing Date as provided in this Agreement (the “Final Statement”). The Final Statement shall separately identify final accounting adjustments with respect to System Costs and System Revenues for the period beginning as the Effective Time and ending on and including the Closing Date (the “Effective Time Period”). If Buyer disputes any items in or the accuracy and completeness of the Final Statement, then as soon as reasonably practicable, but in no event later than forty-five (45) days after its receipt of the Final Statement, Buyer will deliver to Seller a written exception report containing any changes Buyer proposes to be made to the Final Statement. If Buyer fails to deliver such exception report to Seller within that period, the Final Statement as delivered by Seller will be deemed to be true and correct, binding upon and not subject to dispute by any Party. If Buyer delivers an exception report, as soon as reasonably practicable, but in no event later than thirty (30) days after Seller receives Buyer’s exception report, the Parties will meet and undertake to agree on the final post-Closing adjustments. If the Parties fail to agree on the final post-Closing adjustments within sixty (60) days after Seller’s receipt of Buyer’s exception report, any Party will be entitled to submit the dispute for resolution by a nationally recognized accounting firm mutually agreed upon by the Parties (the “Accounting Referee”). The cost of the Accounting Referee shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Seller and Buyer shall each present to the Accounting Referee, with a simultaneous copy to the other Party, a single written statement of its position on the dispute in question, together with a copy of this Agreement, the proposed Final Statement and Buyer’s written exception report and any supporting material that such Party desires to furnish, not later than twenty (20) days after appointment of the Accounting Referee. In making its determination, the Accounting Referee shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by any Party, may consider such other accounting and financial standards matters as in its opinion are necessary or appropriate to make a proper determination. The Parties shall direct the Accounting Referee to resolve the disputes within thirty (30) days after receipt of the written statements submitted for review and to render a decision in writing based upon such written statements. In determining the proper amount of the Effective Time Adjustment, the Accounting Referee shall not increase the Effective Time Adjustment more than the increase proposed by a Party nor decrease the Effective Time Adjustment more than the decrease proposed by a Party, as applicable. The Accounting Referee shall act as an expert for the limited purpose of determining the specific Final Statement dispute presented to it, shall not act as an arbitrator, shall not consider any other disputes or matters and may not award damages, interest, costs or penalties to either Party. In addition, the Accounting Referee shall agree in writing to keep strictly confidential the specifics and existence of such dispute as well as all proprietary records of the Parties reviewed by the Accounting Referee in the process of resolving such dispute. Upon agreement of the Parties to the adjustments to the Final Statement, or upon resolution of such adjustments by the Accounting Referee, as the case may be, the Final Statement (as adjusted pursuant to such agreement or resolution by the Accounting Referee) will be deemed final and binding on all of the Parties. Any amounts owing by Buyer or Seller to the other Party pursuant to the Final Statement (net of any amounts already paid or received pursuant to the provisions of Section 2.9(a) or (b)) shall be made by wire transfer of immediately available funds within five (5) Business Days after the finalization of the adjustments to the Final Statement as provided in this Section. To the extent that the finally determined Final Statement reflects that System Costs exceeded System Revenues during the Effective Time Period, the Purchase Price shall be deemed to have been increased by such difference; and to the extent that the finally determined Final Statement reflects that the System Revenues exceeded System Costs during the Effective Time Period, the Purchase Price shall be deemed to have been decreased by such difference.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Each Seller Party hereby jointly and severally makes the following representations and warranties to Buyer:

3.1 Organization; Qualification.

(a) The Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Oklahoma and has all requisite limited liability company power and authority to own, lease, license, use and operate its properties and assets and to carry on its business, and is duly qualified, registered or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the property or other assets owned, leased, licensed, used or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing as a foreign limited liability company would not, individually or in the aggregate, be material to the ownership, operation or use of the Assets or the Gathering System.

(b) CMD is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership power and authority to own, lease, license, use and operate its properties and assets and to carry on its business, and is duly qualified, registered or licensed to do business as a foreign limited partnership and is in good standing in each jurisdiction in which the property or other assets owned, leased, licensed, used or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing as a foreign limited partnership would not, individually or in the aggregate, be material to the ownership, operation or use of the Assets or the Gathering System.

3.2 Authority; Enforceability.

(a) Each Seller Party and each of their Affiliates which is a party to any Transaction Document (each of the foregoing, a “CHK Transaction Party”) has the requisite corporate, limited partnership or limited liability company, as applicable, power and authority to execute and deliver the Transaction Documents to which it is party, and to consummate the Transactions to which it is a party. The execution and delivery by each of the CHK Transaction Parties of the Transaction Documents to which it is a party, and the consummation by each CHK Transaction Party of the Transactions to which it is a party have been duly and validly authorized by such CHK Transaction Party, and no other corporate, limited partnership or limited liability company, as applicable, proceedings on the part of such CHK Transaction Parties are necessary to authorize the Transaction Documents or consummate the Transactions.

(b) This Agreement has been duly executed and delivered by the Seller Parties, and, assuming the due authorization, execution and delivery by the other parties thereto (other than the Seller Parties), this Agreement constitutes the valid and binding agreement of each Seller Party, and is enforceable against such Seller Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Upon consummation of the Closing, each of the Transaction Documents (other than this Agreement) to which each of the CHK Transaction Parties is a party will, as of the Closing, be duly executed and delivered by the CHK Transaction Party, as applicable, party thereto, and, assuming the due authorization, execution and delivery by the other parties thereto (other than the CHK Transaction Parties), each Transaction Document to which each CHK Transaction Party (other than this Agreement) is a party will, as of the Closing, constitute the valid and binding agreement of such CHK Transaction Party, as applicable, party thereto, enforceable against such CHK Transaction Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3 No Violation; Consents and Approvals.

(a) Except as set forth on Schedule 3.3, the execution, delivery and performance of the Transaction Documents by the CHK Transaction Parties that are party thereto and the consummation by the CHK Transaction Parties of the Transactions do not and will not: (i) result in any breach of any provision of the Charter Documents of any of the CHK Transaction Parties; (ii) constitute a default (or an event that with notice or lapse of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without notice, lapse of time or both), or give rise to the loss of a benefit under, or trigger any transfer, consent or “change of control”-related right under, any of the terms, conditions or provisions of any Contract to which any CHK Transaction Party is a party or by which any of their respective assets or properties are bound or affected; (iii) result in a violation of any Law, statute, rule, regulation, Order, judgment, injunction, decree or other restriction of any Governmental Authority to which any of the CHK Transaction Parties is subject (including federal and state securities Laws and regulations) or by which any of their properties or assets are bound or affected, except in the case of clauses (ii) and (iii) above, for such defaults, terminations, amendments, acceleration or cancellation rights or violations that would not, individually or in the aggregate, be material to the ownership, operation or use of the Assets or the Gathering System or the performance by the CHK Transaction Parties of the Transaction Documents; or (iv) result in the creation or imposition of any Lien, charge or encumbrance upon the Assets except for Permitted Liens.

(b) Except for filings necessary under and compliance with the HSR Act, no declaration, filing or registration with, or notice to, or authorization, consent, Order, license, qualification, permit, exemption or approval of, any Governmental Authority is necessary for the sale by the Seller Parties of the Assets or for the consummation of the Transactions, other than such declarations, filings, registrations, notices, authorizations, consents, Orders, licenses, qualifications, permits, exemptions, or approvals obtained or made prior to the date hereof

(c) Schedule 3.3(c) contains a true and complete list of (i) each Asset with respect to which a third-party consent or authorization is required in order to consummate the Transactions and (ii) each Permit used or held for use in connection with, or necessary for, the ownership, operation or use of the Gathering System that is not transferable or assignable.

3.4 Compliance with Law. CHK and its Affiliates have owned and operated the Assets in compliance in all material respects with all Laws applicable to the ownership, operation and use of the Assets and the Gathering System; (ii) neither CHK nor any of its Affiliates has received written notice of any material violation of any such Laws relating to the ownership, operation or use of the Assets or the Gathering System; and (iii) CHK and its Affiliates have complied in all material respects with each Order applicable to the ownership, operation or use of the Assets and the Gathering System. Notwithstanding the foregoing, this Section 3.4 shall not apply to any matters relating to Environmental Laws, requirements to obtain or maintain Permits, employment and labor matters, benefits matters, matters related to Taxes or matters related to regulatory status and compliance to the extent provided in Section 3.21 as it is the Parties’ intent that Sections 3.11, 3.14, 3.15, 3.16, 3.18 and 3.21, as applicable, shall cover such matters.

3.5 No Default. None of the CHK Transaction Parties is in violation of its Charter Documents. None of the CHK Transaction Parties (i) except as set forth on Schedule 3.5, is in default, and no event has occurred which, with notice or lapse of time or both, would give rise to a default, under, or give to others any rights of termination, amendment, acceleration or cancellation of or under, any Contract, credit facility, debt or other instrument (evidencing a debt or other obligation of such CHK Transaction Party) by which any of the Assets are bound or affected; or (ii) is in violation of any Law, statute, rule, regulation, Order, judgment, injunction, decree or other restriction of any Governmental Authority by which any of the Assets are bound, except for any of the foregoing that would not, individually or in the aggregate, be material to the ownership, operation or use of the Assets or the Gathering System or the performance by the CHK Transaction Parties of the Transaction Documents.

3.6 Rights-of-Way.

(a) Except as set forth on Schedule 3.3(c) or Schedule 3.6(a), the Transferred Real Property includes, and upon consummation of the Closing, Buyer will have, all of the easements, railroad crossings, rights-of-way and similar real estate interests (collectively, “Rights-of-Way”) as are used or necessary (i) to own, operate and use the Assets and the Gathering System in substantially the same manner as owned, operated and used by the Seller Parties immediately prior to the Effective Time and immediately prior to Closing; and (ii) for pipelines that comprise a part of the Assets and that have been constructed, but that are not connected to the Gathering System as of the Closing Date, except in each case of the foregoing clauses (i) and (ii), where the failure to have such Rights-of-Way would not, individually or in the aggregate, be material to the ownership, operation or use of the Assets or the Gathering System. CHK and its Affiliates have fulfilled and performed in all material respects all of their obligations with respect to the Transferred Real Property. No event has occurred or fact exists that allows, or after notice or lapse of time would allow, revocation, modification or termination thereof or would result in any impairment of the Transferred Real Property, in each case, except as would not be material to the ownership, operation or use of the Assets or the Gathering System, and except for limitations as to time or date described pursuant to Section 3.6(b) (and the information in the related Disclosure Schedule specifically applicable thereto) or payments or collateral obligations described pursuant to Section 3.6(c) (and the information in the related Disclosure Schedule specifically applicable thereto).

(b) Except as described in Schedule 3.6(b), none of the Transferred Real Property is subject to any limitation as to time or date (in either case during the term of the Gathering Agreement) that would materially impair the ability of Buyer or its Affiliates to perform or fulfill any of their obligations under the Transaction Documents.

(c) Schedule 3.6(c) lists and describes any and all payments or collateral obligations (including in respect of surety bonds) owing or payable, now or in the future, to the respective grantors of the Transferred Real Property that are required in order to preserve and maintain good and defensible title to the Transferred Real Property.

3.7 Title to Assets.

(a) Except as set forth on Schedule 3.7(a), the Seller Parties have good title to all personal property (including the personal property included in the Gathering System) and good and defensible title to all Transferred Real Property, in each case included in the Assets, free and clear of all Liens, other than Permitted Liens or Liens that will be released at or prior to the Closing.

(b) The map on Schedule 3.7(b) shows various components of the Springridge gas gathering system and related Facilities which, for the avoidance of doubt, includes all midstream assets and properties (including, pipe, valves, fittings, construction materials, instrumentation, meters, wiring, inventory and related equipment) downstream of the inlet flange of each Primary Measurement Device to the inlet flange of each of the third party delivery meters as such inlet and delivery locations are shown on Schedule 3.7(b) (collectively, the “Gathering System”), provided, however, that the Gathering System does not include any of the Excluded Assets.

(c) Schedule 3.7(c) sets forth all of the Real Property related to the Gathering System owned in fee simple (or substantially equivalent title) by the Seller Parties (the “Owned Real Property”) held for use in connection with the ownership, operation or use of the Assets or the Gathering System.

3.8 Sufficiency of Assets.

(a) Except as set forth on Schedule 3.8(a), and except for the Excluded Assets, the Assets constitute all assets, properties, rights, privileges and interests of whatever kind or nature, real, personal or mixed, tangible, or intangible, used or necessary (i) to own, operate and use the Assets and the Gathering System in substantially the same manner as owned, operated and used by the Seller Parties immediately prior to the Effective Time and immediately prior to Closing and (ii) for Buyer (A) to perform its obligations under the Gathering Agreement upon consummation of the Closing and (B) upon consummation of the Closing to receive, gather, treat, and redeliver gas through the Gathering System, in each case in the same manner and to the same extent that the Seller Parties did immediately prior to the Closing.

(b) The tangible Assets have at all times been maintained in accordance with prudent industry practices and are in good and workmanlike condition (subject to normal wear and tear), and, other than Facilities that are currently under construction, are suitable for immediate use by the Buyer (i) to perform the obligations under the Gathering Agreement upon consummation of the Closing (other than any obligations to connect new wells under the Gathering Agreement) and (ii) to otherwise receive, gather, treat, and redeliver gas through the Gathering System upon consummation of the Closing, in each case of the foregoing clauses (i) and (ii), without materially violating any Law or contractual, legal, title, property, or other right of any Person on such day (whether or not asserted on such day).

(c) As of the Closing, giving effect to the consummation of the Closing, except for the Excluded Assets, none of CHK or its Affiliates own any Facilities, Permits or Real Property used or necessary to own, operate or use the Assets or the Gathering System.

(d) None of CHK or any of its Affiliates (other than the Seller Parties) operate or have operated any of the Assets or the Gathering System.

3.9 Financial Statements.

(a) Schedule 3.9 sets forth an unaudited combined balance sheet of the Assets as of December 31, 2009, and an unaudited combined statement of income, changes in equity and cash flow of the Assets for the year ended December 31, 2009 (collectively, the “Financial Statements”) and an unaudited combined balance sheet of the Assets as of September 30, 2010 and an unaudited combined statement of income, changes in equity and cash flow for the Assets for the nine-month period then ended (the “Interim Financial Statements”).

(b) The Financial Statements and Interim Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

(c) Except as set forth in the September 30, 2010 balance sheet included in the Interim Financial Statements, none of Seller nor any of its Affiliates has incurred any Liability of a type that would be required to be reflected, set forth, or reserved against on a consolidated balance sheet (including the notes thereto, treating such balance sheet as a year end balance sheet for which notes are required) of the Assets in accordance with GAAP applied on a basis consistent with the balance sheet as of December 31, 2009 included in the Financial Statements, other than any Liabilities incurred in the ordinary course of business since September 30, 2010 or as described on Schedule 3.9(c).

3.10 Absence of Certain Changes. Except as set forth on Schedule 3.10, since September 30, 2010:

(a) the Assets and the Gathering System have been operated in and have not been engaged in any transaction outside of the ordinary course of business consistent with past practice;

(b) none of the Assets have been mortgaged, pledged, encumbered or subjected to any Lien (other than Permitted Liens and Liens that will be released at or prior to the Closing);

(c) there has not been any Material Adverse Effect;

(d) no damage, destruction or loss has occurred (whether partial or total and whether or not covered by insurance) that in any material respect adversely affects the ownership, operation or use of the Assets or the Gathering System, or the value or usefulness of the Assets or the Gathering System in connection with the performance of the Transaction Documents;

(e) there has been no settlement or waiver of any claims or rights with respect to the ownership, operation or use of the Assets or the Gathering System in each case that would adversely affect in any material respect the ownership, operation or use of the Assets or the Gathering System or, upon consummation of the Closing, performance by Buyer of the Gathering Agreement;

(f) no action has been taken that, if taken after the date hereof and prior to the Closing Date, would have violated Section 5.4; and

(g) none of the Seller Parties have agreed or committed (or permitted their Affiliates to agree or commit) to do any of the foregoing.

3.11 Environmental Matters.

(a) The Assets and the Gathering System, and CHK and its Affiliates with respect to the ownership, operation and use of the Assets and the Gathering System, in each case are and, during the relevant time periods specified in all applicable statutes of limitations, have been in compliance with Environmental Laws in all material respects.

(b) Except as set forth on Schedule 3.11(b), the Seller Parties possesses, and the Assets include, all Permits required under or issued pursuant to Environmental Laws for their operations as presently conducted or as previously conducted during the relevant time periods specified in all applicable statutes of limitation, except where the failure to possess such Permits would not, individually or in the aggregate, be material to the ownership, operation or use of the Assets or the Gathering System. To the Knowledge of the Seller Parties, there are no facts or circumstances that could reasonably be expected to result in any termination, suspension or revocation of any material Permit, or could reasonably be expected to result in any material Proceeding relating to such Permit, except in each case as would not be material to the ownership, operation or use of the Assets or the Gathering System.

(c) None of CHK or any of its Affiliates is subject to any pending or, to the Knowledge of the Seller Parties, threatened Proceeding, nor has CHK or any of its Affiliates received any notice of violation, noncompliance, or enforcement or any notice that it may, with respect to the Assets or the Gathering System, be a potentially responsible party under CERCLA or any other Environmental Law, or any notice of investigation or remediation or request for information, from any Governmental Authority pursuant to Environmental Laws, that could reasonably be expected to result in a Liability material to the ownership, operation or use of the Assets or the Gathering System.

(d) There has been no Release of Hazardous Substances on, at, under, to, or from any of the Assets, or from or in connection with the ownership, operation or use of the Assets or the Gathering System (including without limitation, any Release at any treatment, storage or disposal facility for Hazardous Substances or solid waste used by Seller or its Affiliates in connection with the ownership, operation or use of the Assets or the Gathering System), in a manner that could reasonably be expected to give rise to any material Liability pursuant to Environmental Laws.

(e) The Seller has not assumed or retained by Contract or, to the Knowledge of the Seller Parties, pursuant to operation of Law, any material Liabilities imposed on a third party under any Environmental Laws or in connection with any Release of Hazardous Substances.

(f) The Seller Parties have made available to Buyer complete and correct copies of all environmental assessments and audit reports and studies and all similar documentation and correspondence addressing potentially material environmental Liabilities or obligations relating to the Assets, that are in the possession or control of the Seller Parties or their Affiliates.

(g) There are no Environmental Conditions existing on any of the Assets or the Gathering System, or otherwise arising out of the ownership, operation and use of the Assets or the Gathering System that could reasonably be expected to cause the Assets or Gathering System to become subject to any material Remedial Action or material Liabilities under any Environmental Laws.

3.12 Material Contracts.

(a) Schedule 3.12(a) sets forth a list of all Material Contracts. The Seller Parties have made available to Buyer true and complete copies of each Material Contract. Each Material Contract constitutes the valid and binding agreement of CHK or its Affiliate, as applicable, and, to the Knowledge of the Seller Parties, any other Person party thereto, enforceable against CHK or its Affiliate, as applicable, and, to the Knowledge of the Seller Parties, any other Person party thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Neither CHK nor any of its Affiliates has received any written notice of default of CHK or any of its Affiliates, as applicable, under any Material Contract in the 12-month period prior to the date of this Agreement.

(c) Neither CHK nor any of its Affiliates have taken or failed to take or permitted or failed to prevent any action that with notice, the passage of time or both would result in any material breach, default or acceleration of any Material Contract. There are no material uncured defaults or breaches (or conditions or events that, with notice, the passage of time or both would constitute such a material default or breach) of Seller or any of its Affiliates, as applicable, under any Material Contract or to the Knowledge of the Seller Parties any other Person party to any Material Contract.

3.13 Legal Proceedings. Except as set forth on Schedule 3.13, there are no civil, criminal or administrative actions, suits, litigation, claims, causes of action, unsatisfied judgments, consent decrees, injunctions, Orders, investigations, arbitrations, mediations or other proceedings (collectively, “Proceedings”) pending or, to the Knowledge of the Seller Parties, threatened, against CHK or any of its Affiliates involving or relating to the ownership, operation or use of the Assets or the Gathering System except in each case as would not, individually or in the aggregate, be material to the ownership, operation or use of the Assets or the Gathering System.

3.14 Permits. The Seller Parties have all material Permits, other than with respect to Permits issued pursuant to or required under Environmental Laws which are the subject of Section 3.11, necessary to own, operate and use the Assets and the Gathering System. To the Knowledge of the Seller Parties, except for consents required to transfer the Permits listed on Schedule 3.3(c), there are no facts or circumstances that could reasonably be expected to result in any termination, suspension, modification or revocation of any Permit, or could reasonably be expected to result in any Proceeding relating to any such Permit, except in each case as would not, individually or in the aggregate, be material to the ownership, operation or use of the Assets or the Gathering System. Neither of the Seller Parties has received any written notification that it is in material violation of any Transferred Permit. The Seller Parties are in compliance with all Transferred Permits, except in each case as would not, individually or in the aggregate, be material to the ownership, operation or use of the Assets or the Gathering System.

3.15 Employment and Labor Matters.

(a) Schedule 3.15(a) contains a complete and correct list, as of the date hereof, of the name, job title, date of hiring or engagement (as applicable), employer, current base salary or hourly wage rate, as applicable, cash bonuses and other cash compensation, equity-based awards, sick, vacation and personal leave, and service credit recognized for purposes of CHK’s 401(k) savings plan (and any other plan for which service credit is relevant for purposes of determining vesting, eligibility, or level or duration of benefits) with respect to each employee of CHK and its Affiliates, including those on leave, who provide services primarily in connection with the ownership, operation or use of the Assets or the Gathering System (collectively, the “System Employees”); provided, however, that as to vacation, sick and personal leave balances, such information has been provided as of a date that is no more than five business days prior to the date hereof.

(b) Seller does not and has never employed any employees, as defined under applicable Laws, whether co-employed or otherwise.

(c) With respect to the System Employees, there has been no (i) strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two (2) years, (ii) notification of any material grievances, labor or employment litigations, complaints, applications or charges that have been filed against CHK or any of its Affiliates with respect to the System Employees, under any dispute resolution procedure (including any proceedings under any dispute resolution procedure under any collective bargaining agreement) that are still pending or (iii) to the Knowledge of Seller Parties, unfair labor practice.

(d) To the Knowledge of Seller Parties, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the System Employees.

(e) None of CHK or its Affiliates has received notice of pending or threatened changes of employment status with respect to (including resignation of) the senior management or key supervisory personnel among the System Employees.

(f) Within the past ninety (90) days, in respect of the ownership, operation or use of the Assets or the Gathering System, there has been no plant closing or mass layoffs as defined in the Worker Adjustment and Retraining Notification Act or any similar state or local Law (“WARN”) without complying with any notice obligations required by WARN.

(g) There are no strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of Seller Parties, threatened, by or on behalf of the System Employees.

(h) To the Knowledge of Seller Parties, CHK and its Affiliates are in compliance with all Laws applicable to the System Employees respecting employment and employment practices, equal employment opportunity, pay equity, nondiscrimination, human rights, labor relations, employment and reemployment rights of members of the uniformed services, immigration, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, workers’ compensation, plant closings, terms, and conditions of employment, and wages and hours (including, without limitation, classifications of service providers as employees and/or independent contractors), except where any failure to comply would not reasonably be expected to result in material Liability to Buyer or in connection with the ownership, operation or use of the Assets or the Gathering System.

3.16 Employee Benefits.

(a) Schedule 3.16(a) contains a complete and correct list of each Benefit Plan in which System Employees (or their dependents) are eligible to participate or under which System Employees (or any dependent or beneficiary thereof) are entitled to compensation or other benefits (each, a “System Employee Benefit Plan”). Except for any individual employment agreements between a System Employee or a Seconded Employee (as defined in the Employee Secondment Agreement) and CMM, the System Employee Benefit Plans are the same Benefit Plans as the Benefit Plans in which the Seconded Employees (as defined in the Employee Secondment Agreement) as of the date hereof (the “Current Seconded Employees”) are eligible to participate or under which such Seconded Employees (or any dependent or beneficiary thereof) are entitled to compensation or other benefits. The System Employees participate in the System Employee Benefit Plans on the same basis, and subject to the same terms and conditions, as the Current Seconded Employees participate in such Benefit Plans.

(b) Except as set forth on Schedule 3.16(b), Seller and its ERISA Affiliates do not sponsor, maintain, contribute to and have no obligation to contribute to, and have not at any time within six years prior to the Closing Date sponsored, maintained or contributed to or had an obligation to contribute to, any Benefit Plan that is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. There does not now exist, nor do any circumstances exist that could result in, any “controlled group liability” of Seller or any of its ERISA Affiliates that would be, or could become, a liability of Buyer or any of its Affiliates or result in the imposition of a lien on any of the Assets as of or following the Effective Time. As used in the preceding sentence, the term “controlled group liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 or 4971 of the Code or the excise tax provisions of Chapter 43 of the Code, (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, (v) or under any other provision of the Code or ERISA for which Seller or any of its ERISA Affiliates might be liable with respect to their Benefit Plans and (vi) under corresponding or similar provisions of any foreign law.

3.17 Insurance.

(a) Schedule 3.17 sets forth a complete and correct list of all insurance policies and surety Contracts currently maintained by the Seller Parties and their Affiliates that are material to the ownership, operation and use of the Assets or the Gathering System (collectively, the “Insurance Policies”) and sets forth an accurate summary of such Insurance Policy describing the following: (i) the type of coverage, (ii) the limits of liability, and (iii) self insured retentions, deductibles or other similar amounts.

(b) The Seller Parties and their Affiliates have performed the following actions at all times on a timely basis: (i) paid all premiums due under the Insurance Policies and (ii) submitted all claims and notices of circumstances of which the Seller Parties are aware that relate to the Assets under the Insurance Policies in accordance with the claims reporting requirements specified in the Insurance Policies. Any such claims that are pending are included in the Assets. No notice of cancellation or nonrenewal with respect to, or disallowance of any claim or material reservation of rights under, or material increases of premium for, any Insurance Policy has been received by Seller other than reservation of rights that have been received with respect to the claims specified in Schedule 3.17(b).

3.18 Taxes. Except as disclosed in Schedule 3.18, the Seller Parties have timely filed all Tax Returns pertaining to all Taxes required by applicable Laws with respect to the Assets and the Gathering System due on or prior to the Closing Date and all such Tax Returns are true, correct and complete in all material respects. All Taxes based on or measured by the ownership or purchase of property comprising the Assets (including but not limited to any sales or use tax for which Seller should have accrued or paid with respect to any relevant Asset) or the receipt of revenue therefrom have been timely paid when due and are not in arrears. Except as disclosed on Schedule 3.18, neither CHK nor any of its Affiliates has received written notice of any pending claim against the Seller Parties relating to any of the Assets from any applicable taxing authority for assessment of Taxes with respect to the Assets. Except as disclosed on Schedule 3.18 none of the Tax Returns of the Seller Parties relating to the Assets is now under audit or examination by any Taxing Authority. Based on current reporting requirements, all of the Assets have been properly listed and described on the property tax rolls for all periods prior to and including the Closing Date and no portion of the Assets constitutes omitted property for property tax purposes. The Seller Parties constructed or acquired the Assets for their own use or consumption.

3.19 Brokers’ Fee. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker, finder or similar fee or other commission from the Seller Parties or any of their Affiliates in connection with this Agreement or the transactions contemplated hereby.

3.20 Solvency. There are no bankruptcy, insolvency, reorganization, receivership or arrangement procedures pending with respect to, being contemplated by, or to the Knowledge of the Seller Parties threatened against, any CHK Transaction Party and after consummation of the Closing, each CHK Transaction Party (a) will be able to pay its debts, including its stated and contingent liabilities as they mature, (b) will not have unreasonably small capital for the business in which it is and will be engaged and (c) will be solvent.

3.21 Regulatory Status. Except as set forth on Schedule 3.21,

(a) None of the Assets or the Gathering System is or has been subject to the jurisdiction of the Federal Energy Regulatory Commission under the Natural Gas Act (15 U.S.C. Section 717, et seq.) or under the Natural Gas Policy Act of 1978 (15 U.S.C. Section 3301);

(b) The Seller Parties are in compliance with all of the Orders, regulations, rules, and authorizing or enabling statutes of the Railroad Commission of Texas and the Louisiana Department of Natural Resources except, in each case for such non-compliance that would not, individually or in the aggregate, be material to the ownership, operation or use of the Assets or the Gathering System; and

(c) there are no Proceedings pending, or to the Knowledge of the Seller Parties, threatened, that challenge any of the rates, charges, or fees currently received for providing gathering, treating, or other services in connection with the ownership, operation or use of the Assets or the Gathering System.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to the Seller Parties:

4.1 Organization; Qualification. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of Oklahoma and has the requisite limited liability company power and authority to own, lease, license, use and operate its properties and other assets and to carry on its business, and is duly qualified, registered or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the Assets are located and the property or other assets owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

4.2 Authority; Enforceability.

(a) Buyer and each Affiliate of Buyer party to the Transaction Documents (each of the foregoing, a “Buyer Transaction Party”) has the requisite corporate, limited partnership or limited liability company, as applicable, power and authority to execute and deliver the Transaction Documents to which it is party, and to consummate the Transactions to which it is a party. The execution, delivery and performance by each of the Buyer Transaction Parties of the Transaction Documents to which it is a party and the consummation by each Buyer Transaction Party of the Transaction to which it is a party have been duly and validly authorized by such Buyer Transaction Party and no other corporate, limited partnership or limited liability company proceedings on the part of such Buyer Transaction Parties are necessary to authorize the Transaction Documents or consummate the Transactions.

(b) This Agreement has been duly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery by the other parties thereto, this Agreement constitutes the valid and binding agreement of Buyer, and is enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law

(c) Upon consummation of the Closing, each of the Transaction Documents (other than this Agreement) to which each of the Buyer Transaction Parties is a party will, as of the Closing, be duly executed and delivered by the Buyer Transaction Party, as applicable, party thereto, and, assuming the due authorization, execution and delivery by the other parties thereto (other than the Buyer Transaction Parties), each Transaction Document (other than this Agreement) to which each Buyer Transaction Party is a party will, as of the Closing, constitute the valid and binding agreement of such Buyer Transaction Party, as applicable, party thereto, enforceable against such Buyer Transaction Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 No Violation; Consents and Approvals.

(a) The execution, delivery and performance by the Buyer Transaction Parties of the Transaction Documents will not: (i) result in any breach of any provision of the Charter Documents of any of the Buyer Transaction Parties; (ii) constitute a default (or an event that with notice or lapse of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without notice, lapse of time or both), or give rise to the loss of a benefit under, or trigger any transfer or “change of control” related right under, any of the terms, conditions or provisions of any material contract, note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which such Buyer Transaction Party is a party or by which any property or asset of such Buyer Transaction Party is bound or affected; (iii) result in a violation of any Law, statute, rule, regulation, Order, judgment, injunction, decree or other restriction of any Governmental Authority to which such Buyer Transaction Party is subject (including federal and state securities Laws and regulations) or by which any property or asset of such Buyer Transaction Party is bound or affected, except in the case of clauses (ii) and (iii) above, for defaults and violations that would not, individually or in the aggregate, materially impair such Buyer Transaction Party’s ability to perform its obligations under the Transaction Documents; or (iv) result in the creation or imposition of any Lien, charge or encumbrance upon any property or assets of Buyer Transaction Party, except for Permitted Liens.

(b) Except for filings necessary under and compliance with the HSR Act, no declaration, filing or registration with, or notice to, or authorization, consent, order, license, qualification, permit, exemption or approval of, any Governmental Authority is necessary for the consummation by the Buyer Transaction Parties of the Transactions, other than such declarations, filings, registrations, notices, authorizations, consents, orders, leases, qualifications, permits, exemptions or approvals that have been obtained or made prior to the date hereof.

4.4 Funding; Investment. The Buyer Transaction Parties have available (through cash on hand or existing credit arrangements, arrangements with its Affiliates or otherwise) all of the funds necessary to pay the Purchase Price for the Assets pursuant to this Agreement. Each of the Buyer Transaction Parties is experienced in and knowledgeable about the gas gathering business and the acquisition of gas gathering systems and the Buyer is aware of the risks of such investments. The foregoing shall in no way limit or affect any of the representations or warranties set forth in Article III or any covenant or agreement in this Agreement, or any Liability of the Seller Parties for any breach thereof. The Buyer is acquiring the Assets for its own account and not with the intent to make any distribution of undivided interests thereof which would violate any applicable Laws.

4.5 Brokers’ Fee. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker, finder or similar fee or other commission from any Buyer Transaction Party or any of their Affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V.

COVENANTS OF THE PARTIES

5.1 Consummation of the Transactions. Each Party shall (a) as promptly as is reasonably practicable, diligently and in good faith use all commercially reasonable efforts to cause the closing conditions in this Agreement to be satisfied and (b) coordinate and cooperate with the other Party in providing such information and supplying such assistance as may be reasonably requested by such other Party in connection with the foregoing. Without limiting the generality of the foregoing, each Party shall use commercially reasonable efforts to obtain all authorizations, consents, Orders, and approvals of, and to give all notices to and make all filings with, all Governmental Authorities and other Persons that may be or become necessary or advisable for its performance of its obligations under, this Agreement (including in the case of the Seller Parties, any such authorizations, consents, Orders, approvals and notices relating to the Assets) and shall cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, Orders, and approvals, giving such notices, and making such filings.

5.2 Expenses. Other than with respect to Transfer Taxes, which shall be the subject of Section 5.5(c) all costs and expenses incurred by the Seller Parties in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the Seller Parties, and all such costs and expenses incurred by Buyer shall be paid by Buyer; provided, however, that if any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

5.3 Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement and neither the Seller Parties or their Affiliates on one hand nor Buyer and its Affiliates on the other shall issue any such public announcement, statement or other disclosure without having first received the written consent of Buyer on one hand or the Seller Parties on the other, except as may be required by applicable Laws.

5.4 Conduct of Business Prior to Closing. During the period on and from the date of this Agreement until the Closing, except (x) as otherwise expressly required by this Agreement, (y) with the prior written consent of Buyer (not to be unreasonably withheld) or (z) as required by applicable Law:

(a) The Seller Parties shall, with respect to the ownership, operation and use of the Assets and the Gathering System, (i) operate the Assets and the Gathering System in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve the present material business operations, organization and goodwill associated with the Assets and the Gathering System, (iii) use commercially reasonable efforts to keep available the services of the System Employees, and (iv) use commercially reasonable efforts to preserve (and to cause their Affiliates to preserve) its present relationships with Persons having business dealings with it; and

(b) With respect to the ownership, operation and use of the Assets and the Gathering System, the Seller Parties shall not:

(i) make any capital expenditure other than in the ordinary course of business consistent with past practice;

(ii) enter into any Contract that if in effect on the date hereof would be a Material Contract except in the ordinary course of business consistent with past practice, enter into any Contract that if in effect on the date hereof would be a Material Contract of the type referred to in clause (k) of the definition thereof, or terminate or materially amend any Material Contract;

(iii) increase, or promise to increase (or permit their Affiliates to increase or promise to increase), salaries, wages, benefits or other compensation of any System Employee, establish or increase the benefits payable under any employment agreement, or establish or agree to establish any new bonus, insurance, employment, retention, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan for System Employees, in each case except in the ordinary course of business and consistent with past practice (including in connection with semi-annual compensation reviews and new hires and promotions to positions of greater responsibility);

(iv) grant or suffer to exist any Lien (other than Permitted Liens and Liens that will be released at or prior to the Closing) on or with respect to any of the Assets;

(v) request or make application to any Governmental Authority for any variation to or cancellation of any material Permit or participate in or acquiesce to any variation or cancellation of the same;

(vi) sell, transfer, abandon, cancel, permit to lapse, or otherwise dispose of any assets except for disposition or consumption of inventory in the ordinary course of business or the replacement of personal property in the ordinary course of business;

(vii) settle, waive or compromise any Proceeding in a manner that would adversely affect in any material respect the ownership, operation or use of the Assets or the Gathering System or, upon consummation of the Closing, performance by Buyer of the Gathering Agreement;

(viii) cancel or fail to maintain (or permit their Affiliates to cancel or fail to maintain) in full force and effect any Insurance Policy ; or

(ix) agree to take any action or actions prohibited by any of the foregoing.

5.5 Tax Matters

(a) Seller shall be responsible for Property Taxes levied with respect to the Assets attributable to the Pre-Effective Time Tax Period and Buyer shall be responsible for Property Taxes levied with respect to the Assets attributable to the Post-Effective Time Tax Period. Property Taxes levied with respect to the Assets for the Tax period (for purposes of Property Taxes, the term “Tax period” means the period beginning on the assessment date for Property Taxes through the day before the next assessment date for such Property Taxes) that contains the Effective Time shall be prorated between the Pre-Effective Time Tax Period and the Post-Effective Time Tax Period based on the relative number of days prior to the Effective Time and on and after the Effective Time during the Tax period. Except to the extent actually taken into account in the calculation and determination of the adjustments set forth in Sections 2.9 and 2.10 with respect to Property Taxes, upon receipt of any bill for such Property Taxes, (i) Buyer or Seller, as applicable, shall present, whether before or after payment of such bill, a statement to the other Party setting forth the amount of reimbursement to which the presenting Party is entitled under this Section 5.5(a) together with such supporting evidence as is reasonably necessary to calculate the proration amount and (ii) the proration amount shall be paid promptly but in no event later than ten (10) days after receipt of such statement.

(b) The amount of any refunds of Property Taxes paid with respect to the Assets shall be equitably apportioned between Seller and Buyer in accordance with the principles set forth in Section 5.5(a). Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund of Property Taxes pursuant to this Section 5.5(b) the amount of such refund within thirty (30) days after such refund is received, net of any costs or expenses incurred by such Party in procuring such refund.

(c) In the event that Transfer Taxes are determined to be due as a result of Buyer’s purchase of the Assets, Buyer shall be responsible for the payment of such Transfer Taxes. The Parties and their respective Affiliates shall use commercially reasonable efforts to minimize the amount of any such Transfer Taxes, shall cooperate in timely filing all Tax Returns as may be required in connection with the payment of such Transfer Taxes and shall, as appropriate, execute and deliver all instruments and certificates reasonably necessary to enable the other Parties to comply with any filing requirements and Laws relating to any such Transfer Taxes.

(d) Buyer and the Seller Parties agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by or on behalf of Buyer or the Seller Parties, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Buyer and the Seller Parties shall retain or cause to be retained all books and records with respect to Taxes pertaining to the Assets for a period of at least seven (7) years following the Closing Date. Buyer and the Seller Parties shall, and shall cause their respective Affiliates to, corporate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Assets or the Final Allocation (as defined in Section 5.5(f)).

(e) Any payments made to any Party pursuant to Article VII shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller and their respective Affiliates on their Tax Returns to the extent permitted by Law.

(f) The Purchase Price shall be allocated among the Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of applicable state, local or foreign Law). Buyer shall provide a draft Form 8594 to the Seller Parties (the “Draft Allocation”) no later than sixty (60) days following the Closing Date. Unless the Seller Parties object to the Buyer’s Draft Allocation within 15 days after receipt thereof, the Draft Allocation shall become final (the “Final Allocation”). However, in the event of a dispute, Buyer and the Seller Parties shall cooperate in good faith to resolve any disputes relating to the Draft Allocation within sixty (60) days after delivery of the Draft Allocation to the Seller Parties. If Buyer and the Seller Parties are unable to resolve any such dispute, such dispute shall be resolved by the procedures set forth in Section 2.10(d) and such allocation determined in accordance with the procedures set forth in Section 2.10(d) shall be the Final Allocation. If the Purchase Price is adjusted pursuant to Section 2.10, the Final Allocation shall be adjusted in a manner consistent with the foregoing procedures. Buyer and the Seller Parties shall file, or cause to be filed, all Tax Returns (including Internal

Revenue Service Form 8594) consistent with the Final Allocation. Neither Buyer nor any of the Seller Parties shall take any Tax position inconsistent with such Final Allocation and neither Buyer nor any of the Seller Parties shall agree to any proposed adjustment to the Final Allocation by any Taxing Authority in each case without first giving the other Party prior written notice; provided, however, that nothing contained herein shall prevent Buyer or any of the Seller Parties from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Final Allocation, and neither Buyer nor any of the Seller Parties shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging such Final Allocation. Each of Buyer and the Seller Parties shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Final Allocation.

5.6 Further Assurances; Cooperation.

(a) On and after the Closing Date, without consideration, the Parties shall, on request, cooperate with one another by promptly furnishing any additional information, executing and delivering any additional documents and instruments (including Contract assignments, deeds of conveyance, bills of sale and evidence of title transfer) and doing any and all such other things as may be reasonably requested by the Parties or their counsel to consummate or otherwise implement the Transactions.

(b) Without limiting the generality of the foregoing, in the event that the representations in Sections 3.8(a) or 3.8(c) are determined following the Closing not to be true and correct when made, the Seller Parties, at the sole cost and expense of the Seller Parties, shall, and shall cause their Affiliates to promptly (and in any event within sixty (60) days following the date of such determination ) take all reasonably necessary actions to cure (which shall include, at Buyer’s election, the transfer, conveyance or assignment, free and clear of any Liens other than Permitted Liens, of any asset necessary to make the representations in Section 3.8(a) or Section 3.8(c), as applicable, true and correct) the failure of such representation to the reasonable satisfaction of Buyer and to cause the Buyer to be in the same position as the Buyer would have been in if the cure of such representation had been completed as of the Closing.

(c) To the extent that, after the Closing Date, (a) the Buyer or its Affiliates receive any System Revenue that is for the account of the Seller Parties or their Affiliates according to the terms of this Agreement that is not subject to the Final Statement, Buyer shall, and shall cause its Affiliates to, promptly deliver such amount or instrument to the Seller Parties or their Affiliates, as the case may be, and (b) any of the Seller Parties or their Affiliates receives any System Revenue that is for the account of Buyer or its Affiliates, according to the terms of this Agreement that is not subject to the Final Statement, the Seller Parties shall, and shall cause their Affiliates to, promptly deliver such amount or instrument to Buyer or its Affiliates, as the case may be. All amounts due and payable under this Section 5.6 shall be due and payable by the applicable Party in immediately available funds, by wire transfer to the account designated in writing by the relevant Party. Each Party hereby undertakes to use commercially reasonable efforts to direct or forward all bills, invoices or like instruments for System Costs that are not subject to the Final Statement to the appropriate Party.

5.7 Insurance Policies. Seller and its Affiliates shall take all actions necessary to cause Buyer to be insured under the Insurance Policies as indicated in Schedule 3.24(a), and shall deliver to Buyer at Closing certificates of insurance, policy endorsements, written assurances from insurers or other evidence reasonably satisfactory to Buyer indicating such status.

5.8 HSR Act. The Parties agree to respond promptly to any inquiries from the DOJ or the FTC concerning the notification and report forms filed by the Parties on or about November 15, 2010 and to comply in all material respects with the filing requirements of the HSR Act. The Parties shall cooperate with each other and, shall promptly furnish all information to the other Parties that is necessary in connection with Buyer’s and Seller Parties’ compliance with the HSR Act. The Parties shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each of the Seller Parties and Buyer shall use its reasonable efforts to consummate the transactions consummated hereby, but, for the avoidance of doubt, such actions shall not require divestiture of any assets.

5.9 System Employees. Effective as of the Closing Date, CMM will second each of the System Employees to the General Partner in accordance with and subject to the terms and conditions of the Employee Secondment Agreement for the purpose of performing job functions related to the Assets. By its execution of this Agreement, CMM shall be a party to this Agreement solely for purposes of the covenant contained in this Section 5.9 and not for any other purpose. This Section 5.9 shall be considered a covenant of the Seller Parties for purposes of Section 7.1 of this Agreement. Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to specifically enforce CMM’s obligation under this Section 5.9 in accordance with Section 10.8.

5.10 Financial Statements.

(a) The Seller Parties shall provide Buyer and its Affiliates access to the Seller Parties’ and their Affiliates accounting and financial books and records relating to ownership, operation and use of the Assets or the Gathering System to the extent reasonably necessary to enable Buyer to prepare, review or complete financial statements relating to the Assets or the Gathering System and such other financial statements of Buyer and its Affiliates in such forms and covering such periods as may be required by any applicable securities laws to be filed with the SEC by any Affiliate of Buyer as a result of the transactions contemplated by this Agreement. If required, the Seller Parties shall use their reasonable best efforts to cause their independent accountants to provide any consent necessary to the filing of such financial statements with the SEC and to provide such customary representation letters as are necessary in connection therewith. The Buyer will be responsible for all third-party costs and expenses incurred in connection with the preparation, review, completion and audit of the financial statements relating to the Assets or the Gathering System and such other financial statements of Buyer or its Affiliates.

(b) Each Seller Party hereby consents to the inclusion or incorporation by reference of the financial statements of the Assets or the Gathering System in any registration statement, report or other filing of Buyer or any of its Affiliates as to which Buyer or any of its Affiliates reasonably determines that such financial statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act. Each Seller Party shall use its reasonable best efforts to cause its independent accounting firm to consent to the inclusion or incorporation by reference of its audit opinion with respect to any of the financial statements relating to the Assets or the Gathering System in any such registration statement, report or other filing of Buyer or its Affiliates, and the Seller Parties shall cause representation letters, in form and substance reasonably satisfactory to their independent accounting firm, to be executed and delivered to such accounting firm in connection with obtaining any such consent.

(c) Prior to Closing, the Seller Parties shall provide access to their and their Affiliates’ books and records as may be reasonably necessary for Buyer or any of its Affiliates, or any of their respective advisors or representatives, to conduct customary due diligence with respect to the Assets or the Gathering System.

5.11 Required Consents. Within ten (10) Business Days after the date hereof, the Seller Parties will send letters, in form and substance reasonably satisfactory to Buyer, seeking all Required Consents. The Seller Parties will thereafter use their commercially reasonable efforts to promptly obtain all Required Consents. If any Required Consent with respect to an Asset is not obtained prior to Closing, then, notwithstanding anything in this Agreement to the contrary, the Seller Parties’ right, title and interest in and to such Asset will not be conveyed to the Buyer at Closing but shall still be considered part of the Assets for all purposes under this Agreement. If Seller Parties’ right, title and interest in and to any Asset is not conveyed to the Buyer at the Closing due to a failure to obtain a Required Consent, upon receipt by the Seller Parties or any of their Affiliates of the Required Consent relating thereto, the Seller Parties shall so notify the Buyer and within ten (10) Business Days after the Buyer’s receipt of such notice, the Seller Parties shall convey, transfer, assign or deliver to the Buyer, retroactive to the Closing, on an exclusive basis and at no charge or cost to Buyer, and without adjustment to the Purchase Price, and the Buyer shall accept from the Seller Parties, the Seller Parties’ right, title and interest in and to such Asset in accordance with the terms of this Agreement. As between Buyer and the Seller Parties, with respect to any Asset for which a Required Consent has not been obtained by the Closing, the Seller Parties shall, on an exclusive basis and at no charge or cost to Buyer, and without adjustment to the Purchase Price, hold such Asset as nominee for Buyer, effective as of the Closing and Buyer shall for all purposes be treated as owner of such interest for all purposes. To the extent any Required Consent has not been obtained on or before June 30, 2011, at the request of Buyer, the Parties shall use reasonable efforts to, on an exclusive basis and at no charge or cost to Buyer, and without adjustment to the Purchase Price, structure an alternative arrangement to cause title to such interest to be held legally and beneficially by Buyer.

ARTICLE VI.

CONDITIONS TO CLOSING

6.1 General Conditions of the Parties. The obligations of each Party to effect the Closing and consummate the Transactions are subject to the satisfaction or waiver by such Party on or prior to the Closing Date of the following conditions: (i) no Order or injunction (whether preliminary or permanent) issued by a court of competent jurisdiction restraining or prohibiting the consummation of the Transactions (brought by a third party not affiliated with the Parties) shall be in effect; (ii) no Proceeding shall have been instituted or threatened by any Governmental Authority which would reasonably be expected to restrain or prohibit the consummation of the Transactions; (iii) no Law shall have been promulgated or enacted by any Governmental Authority, which would prevent or make illegal the consummation of the Transactions; and (iv) consummation of the Transactions is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the FTC and the DOJ thereunder.

6.2 Conditions to Buyer’s Obligations. The obligations of the Buyer to effect the Closing and to consummate the Transactions are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) all representations and warranties of the Seller Parties contained in Article III (other than Section 3.10(c)) without regard to any reference as to materiality, materially, material respects or Material Adverse Effect or similar materiality qualifiers set forth therein, shall be true and correct in all respects as of the Closing as if made on and as of Closing, except: (i) that the truth and correctness of representations and warranties that by their terms expressly speak as of a specified date will be determined as of such date; and (ii) where any failure or failures to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The representation and warranty contained in Section 3.10(c) shall be true and correct in all respects as of the Closing as if made on and as of the Closing;

(b) the Seller Parties shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed or complied with by the Seller Parties prior to or at the Closing;

(c) the Seller Parties shall have delivered to Buyer all certificates, instruments, Contracts and other deliveries required to be delivered by the Seller Parties or any of their Affiliates pursuant to this Agreement, including the deliveries referred to in Section 2.7(a); and

(d) the Seller Parties shall have delivered to Buyer a certificate executed as of the Closing Date by an authorized representative of each Seller Party to the effect that the conditions set forth in Section 6.2(a) and 6.2(b) are satisfied.

6.3 Conditions to Seller Parties’ Obligations. The obligations of the Seller Parties to effect the Closing and to consummate the Transactions are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) all representations and warranties of Buyer contained in Article IV without regard to any qualification as to materiality, materially, material respects or material adverse effect or similar materiality qualifiers, shall be true and correct in all respects as of the Closing as if made on and as of the Closing, except: (i) that the truth and correctness of representations and warranties that by their terms expressly speak as of a specified date will be determined as of such date; and (ii) where any failure or failures to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer’s ability to consummate the Transactions;

(b) the Buyer shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed or complied with by Buyer prior to or at the Closing;

(c) the Buyer shall have delivered to the Seller Parties all certificates, instruments, Contracts and other deliveries required to be delivered by the Buyer pursuant to this Agreement, including the deliveries referred to in Section 2.7(b); and

(d) the Buyer shall have delivered to the Seller Parties a certificate executed as of the Closing Date by an authorized representative of Buyer to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) are satisfied.

ARTICLE VII.

INDEMNIFICATION

7.1 Indemnification by Seller Parties. Subject to the terms of this Article VII, from and after the Closing, each Seller Party shall jointly and severally indemnify and hold harmless Buyer, its Affiliates, and the respective officers, directors, employees, partners, members, equity holders, agents, and investment advisors of any of the foregoing (collectively, the “Buyer Indemnitees”), to the fullest extent permitted by Law, from and against any losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees and expenses), interest, penalties, Taxes, judgments and settlements (collectively, “Losses”) incurred, arising out of or relating to:

(a) the failure of any of the representations or warranties of the Seller Parties contained in this Agreement or in any certificate or similar instrument delivered in connection therewith to be true and correct as of the date of this Agreement or as of the Closing (as if made on and as of the Closing), it being understood and agreed that for all purposes of this Article VII, such representations and warranties shall be deemed to be made as of the date of this Agreement and as of the Closing; provided that (i) the truth and correctness of representations and warranties that by their terms expressly speak of a specified date will be determined as of such date and (ii) in determining whether any such representation or warranty, other than the representation and warranty in Section 3.10(c) was true and correct, such representation and warranty (other than the representation and warranty in Section 3.10(c)) shall be considered without regard to any reference as to materiality, materially, material respects, Material Adverse Effect or similar materiality qualifiers set forth therein or in any defined term used therein;

(b) any breach of any of the covenants of the Seller Parties contained in this Agreement; and

(c) any Retained Obligations.

7.2 Indemnification by Buyer. Subject to the terms of this Article VII, from and after the Closing, Buyer shall indemnify and hold harmless the Seller Parties, their Affiliates and the respective officers, directors, employees, partners, members, equity holders, and agents and investment advisors of the foregoing (collectively, the “Seller Indemnitees” and, together with the Buyer Indemnitees, in each case, in their capacities as such, the “Indemnitees”), to the fullest extent permitted by Law, from and against Losses incurred, arising out of or relating to:

(a) the failure of any of the representations or warranties of Buyer contained in this Agreement to be true and correct as of the date of this Agreement or as of the Closing (as if made on and as of the Closing), it being understood and agreed that for all purposes of this Article VII, such representations and warranties shall be deemed to be made as of the date of this Agreement and as of the Closing;

(b) any breach of any of the covenants of Buyer in this Agreement; and

(c) any Assumed Obligations.

7.3 Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Article VII or elsewhere in this Agreement, the following terms shall apply to any claim arising out of Section 7.1(a):

(a) De Minimis. The Seller Parties will not have any liability under Section 7.1(a) in respect of any individual claim involving Losses to any Buyer Indemnitee of less than $100,000 (each, a “De Minimis Claim”), unless such individual claim is related to one or more other claims which in the aggregate together with such individual claim involve Losses in excess of $100,000, in which case, the Seller Parties will have liability for the full amount of such claims (subject to the other limitations contained in this Section 7.3) and such claims shall not be considered De Minimis Claims.

(b) Deductible. The Seller Parties will not have any liability under Section 7.1(a) until the Buyer Indemnitees have suffered Losses in excess of $5,000,000 in the aggregate arising from Claims under Section 7.1(a) that are not De Minimis Claims, and then the recoverable Losses under Section 7.1(a) shall be limited to those that exceed such $5,000,000 deductible.

(c) Cap. The Seller Parties’ aggregate liability under Section 7.1(a) shall not exceed twenty percent (20%) of the Purchase Price (the “Aggregate Cap”).

(d) Notwithstanding anything in this Section 7.3 to the contrary, the limitations set forth in Sections 7.3(a), (b) and (c) shall not apply to (i) Losses arising from the failure of the representations and warranties set forth in Sections 3.6(a) or 3.7(d) to be true and correct as of the date of this Agreement or as of the Closing (as if made on and as of the Closing) or (ii) Losses arising from any failure of the representations and warranties set forth in Sections 3.1 (Organization; Qualification), 3.2 (Authority; Enforceability), 3.18 (Taxes) (the “Tax Representations”), 3.19 (Brokers’ Fee) and 3.21 (Regulatory Status) (the foregoing representations and warranties described in this clause (B), collectively the “Fundamental Representations”) to be true and correct as of the date of this Agreement or as of the Closing (as if made on and as of the Closing).

(e) Notwithstanding anything in this Section 7.3 to the contrary and except with respect to (A) any Losses arising from any breach of the Tax Representations, or (B) any Losses arising from the Retained Obligations, or (C) a claim for Fraud, in no event shall the Seller Parties’ aggregate liability under Section 7.1 exceed the Purchase Price.

(f) Survival; Claims Period. The representations and warranties of the Parties under this Agreement, and the covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the eighteen-month anniversary of the Closing Date; provided, that (i) the representations set forth in Section 3.7 (Title to Assets) and the Fundamental Representations (other than the Tax Representations) shall survive indefinitely, (ii) the Tax Representations and the representations and warranties set forth in Sections 3.11 (Environmental Matters), 3.15 (Employment and Labor Matters) and 3.16 (Employee Benefits) shall survive until the sixtieth day following the expiration of the applicable statute of limitations with respect to the matters covered thereby, (iii) the representations and warranties set forth in Section 3.6 (Rights-of-Way) shall survive until the five year anniversary of the Closing Date, and (iv) any post-closing covenants or agreements contained in this Agreement shall survive until fully discharged or, if not capable of being discharged, until fully cured.

(g) Expiration Date. No action for a breach of any representation or warranty contained herein shall be brought after the Expiration Date of such representation or warranty, except for claims of which a party has received written notification setting forth in reasonable detail the claimed misrepresentation or breach of warranty with reasonable detail, prior to such Expiration Date. As used herein, the term “Expiration Date” means, as to any representation or warranty, the date the survival period of such representation or warranty expires pursuant to Section 7.3(d).

(h) Calculation of Losses. In calculating amounts payable to an indemnified party (“Indemnified Party”), the amount of any indemnified Losses shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses, (ii) any prior or subsequent actual recovery by the Indemnified Party from any Person with respect to such Losses and (iii) any Tax Benefit to the extent such Tax Benefit is actually recognized in the year of the related indemnification payment or earlier.

(i) Waiver of Certain Damages. Notwithstanding any other provision of this Agreement, in no event shall any Party be liable for punitive, special, incidental, indirect, lost profits, diminution in value, consequential damages of any kind or nature, regardless of the form of action through which such damages are sought, except for any such damages recovered by any third party against an Indemnified Party in respect of which such Indemnified Party would otherwise be entitled to indemnification pursuant to the terms hereof.

(j) No Duplication. In no event shall any Party or Indemnitee be entitled to recover any Losses under one Section or provision of this Agreement to the extent such Party or Indemnitee has already recovered the full amount of such Losses pursuant to another Section or provision of this Agreement (including any such amounts that would otherwise have constituted Losses, but were actually taken into account and reflected in the calculation of the adjustments set forth in Sections 2.9 and 2.10).

(k) Sole and Exclusive Remedy. Except for a claim of Fraud or a knowing and intentional breach of any covenant or agreement contained in this Agreement, the remedies provided in Sections 2.10 and 10.8, and this Article VII shall be the sole and exclusive legal remedies of the Parties, from and after the Closing, with respect to this Agreement.

7.4 Indemnification Procedures.

(a) Each Indemnitee agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article VII, such Indemnitee will assert its claim for indemnification under this Article VII (each, a “Claim”) by providing a written notice (a “Claim Notice”) to the indemnifying party (“Indemnifying Party”) allegedly required to provide indemnification protection under this Article VII specifying, in reasonable detail, the nature and basis for such Claim (e.g., the underlying representation, warranty or covenant alleged to have been breached). Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a Claim Notice will not relieve the Indemnifying Party from liability hereunder with respect to such Claim except to the extent the Indemnifying Party is prejudiced by such failure or delay.

(b) In the event of the assertion of any third party Claim for which, by the terms hereof, an Indemnifying Party is obligated to indemnify an Indemnitee and in respect of which the Indemnifying Party has agreed in writing to indemnify the Indemnitee for all of such Indemnitee’s Losses (subject to any applicable limitations in Sections 7.3 or 7.4), the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnitee so long as such counsel is reasonably acceptable to the Indemnitee. If the Indemnifying Party elects to assume the defense of any such third party Claim, it shall within thirty (30) days notify the Indemnitee in writing of its intent to do so. Subject to Section 7.4(c), the Indemnifying Party will have the right to settle or compromise or take any corrective or remedial action with respect to any such Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party. The Indemnitee will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Claim, unless separate representation of the Indemnitee by counsel is reasonably necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. If the Indemnifying Party assumes the defense of any such third-party Claim but fails to diligently prosecute such Claim, or if the Indemnifying Party does not assume the defense of any such Claim, the Indemnitee may assume control of such defense and in the event the Claim is determined to be a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article VII, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including fees and expenses of counsel).

(c) Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree without the Indemnitee’s prior written consent, in each case, that (i) does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a binding, irrevocable, written release of the Indemnitee from all Liability, (ii) provides for any admission of Liability on the part of the Indemnitee, (iii) requires an admission of guilt or wrongdoing on the part of the Indemnitee, (iv) imposes any continuing obligation on or requires any payment from the Indemnitee or (v) binds any Indemnitee with respect to a Tax matter in a Post-Effective Time Tax Period.

7.5 No Reliance.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT OR THE ASSIGNMENT OR IN ANY CERTIFICATE OR SIMILAR INSTRUMENT DELIVERED IN CONNECTION HEREWITH OR THEREWITH, NONE OF THE SELLER PARTIES OR THEIR AFFILIATES OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH PARTIES, THE ASSETS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ASSIGNMENT, AND EACH PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTIES OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY SUCH PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO BUYER IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY). EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, EACH PARTY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES).

(b) No Party hereto nor any Affiliate of a Party hereto shall assert or threaten, and each Party hereto hereby waives, and shall cause such Affiliates to waive, any claim or other method of recovery, in contract, in tort or under applicable Law, against any Person that is not a Party hereto (or a successor to a Party hereto) relating to this Agreement. Without limiting the foregoing, and notwithstanding any other provision of this Agreement to the contrary, this Agreement may be enforced only against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the entities that are expressly identified as parties hereto; and no past, present or future Affiliate of any party hereto, or any director, manager, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of any such party or Affiliate (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any Liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement). Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit, restrict, increase, expand or otherwise modify the rights of any Party or CHK (or any of their Affiliates) under the CHK Guaranty.

ARTICLE VIII.

TERMINATION

8.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) By the Seller Parties, on the one hand, and the Buyer on the other hand mutual written consent;

(b) by the Seller Parties, on the one hand, or the Buyer, on the other hand, at any time after December 31, 2010 (the “Outside Date”), if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate the Agreement pursuant to this provision shall not be available to the Seller Parties if Buyer has the right to terminate this Agreement under Section 8.1(d) and (ii) this provision shall not be available to Buyer if the Seller Parties have the right to terminate this Agreement under Section 8.1(e);

(c) by either Party if consummation of the Transactions is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable Order;

(d) by Buyer if satisfaction of any of the conditions in Section 6.2 on or prior to the Outside Date is or becomes impossible (other than as a direct result of the failure of Buyer to comply with its obligations under this Agreement); or

(e) by the Seller Parties if satisfaction of any of the conditions in Section 6.3 on or prior to the Outside Date is or becomes impossible (other than as a direct result of the failure of the Seller Parties to comply with their obligations under this Agreement).

8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations and liabilities of the Parties under this Agreement shall terminate and become void; provided, however, that (a) nothing herein shall relieve any Party from liability for any Fraud or knowing and intentional breach of any representation, warranty, covenant or agreement in this Agreement prior to the date of termination, (b) the terms of this Section 8.2, Article IX and Article X shall remain in full force and effect and survive any termination of this Agreement and (c) in no event following termination of this Agreement shall any Party be liable for punitive, special, incidental, indirect, lost profits, diminution in value or consequential damages of any kind or nature, regardless of the form of action through which such damages are sought.

ARTICLE IX.

CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

9.1 Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT LOCATED IN WILMINGTON, DELAWARE OR DELAWARE CHANCERY COURT LOCATED IN WILMINGTON, DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY (a) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (b) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (c) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

9.2 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY

CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS TRANSACTION, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

ARTICLE X.

MISCELLANEOUS PROVISIONS

10.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parties hereto.

10.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided, that notices of a change of address shall be effective only upon receipt thereof):

If to Buyer:

Chesapeake Midstream GP, L.L.C.

777 North West Grand Avenue

Oklahoma City, Oklahoma 73118

Attention: J. Mike Stice

Fax: (405) 849-6134

With copies to:

Chesapeake Midstream GP, L.L.C.

777 North West Grand Avenue

Oklahoma City, Oklahoma 73118

Attention: Regina Gregory

Fax: (405) 849-2143

Global Infrastructure Management, LLC

12 East 49th Street

38th Floor

New York, New York 10017

Attn: Salim Samaha

Fax: (646) 282-1599

Vinson & Elkins LLP

First City Tower

1001 Fannin, Suite 2500

Houston, TX 77002-6760

Attention: Alan Beck

Fax: (713) 615-5620

If to Seller to:

Chesapeake Midstream Development, L.P.

Louisiana Midstream Gas Services, L.L.C.

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Attention: Nick Dell’Osso

Fax: (405) 849-6125

With a copy to:

Commercial Law Group, P.C.

5520 North Francis Avenue

Oklahoma City, Oklahoma 73118

Attention: Ray Lees

Fax: (405) 232-5553

10.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. The Seller Parties may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Buyer. Buyer may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Seller Parties (other than an assignment to an Affiliate; provided that no such assignment shall relieve Buyer of its obligations hereunder without the prior written consent of the Seller Parties).

10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to principles of conflicts of laws.

10.6 Facsimiles; Electronic Transmission, Counterparts. This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

10.7 Entire Agreement. This Agreement, together with the Transaction Documents, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior contracts or agreements with respect to the subject matter hereof and the matters addressed or governed hereby, whether oral or written.

10.8 Specific Performance. Subject to Article IX, the Seller Parties acknowledge that the remedies at law of Buyer for a breach or threatened breach of the covenants of the Seller Parties under Sections 2.6, 2.7, 5.6, 5.7 5.9, 5.10 and 5.11] of this Agreement may be inadequate and, in recognition of this fact, Buyer, without the necessity or proving the inadequacy as a remedy of monetary damages, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available with respect to such obligations under Sections 2.6, 2.7, 5.6, 5.7 5.9, 5.10 and 5.11 of this Agreement; provided, that the Seller Parties shall be limited to remedies of monetary damages for any breach or threatened breach of this Agreement and in no event shall the Seller Parties be entitled to obtain any relief other than monetary damages, including any form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available, and the Seller Parties irrevocably and unconditionally waive and agree that they will not seek any such relief or remedy hereunder.

10.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

10.10 Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of the disclosure schedules (the “Disclosure Schedules”) shall not be deemed to be an admission or acknowledgment by the disclosing party or any other Party that such information is required to be listed on such section of the relevant Disclosure Schedule or is material to or outside the ordinary course of the business of CHK or its Affiliates. The information contained in this Agreement, the Exhibits hereto and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of a legal requirement or breach of contract).

10.11 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates, except for the Indemnitees. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any other Party hereto.

10.12 Confidentiality. Except as may be required by law, the Parties agree that the Transaction Documents, their negotiations in connection therewith and all information obtained by or provided to any of them in connection with the matters contemplated herein will be maintained as confidential. Notwithstanding the above, disclosures are permissible to representatives of Parties as required for the negotiation and consummation of this Agreement so long as such representatives or third party are likewise bound by confidentiality. If any Party is required by law or the rules of a stock exchange, to make a press release concerning the transaction contemplated by this Agreement, the other Party shall first be afforded an opportunity to review the content of the proposed disclosure and provide reasonable comment regarding same.

10.13 Time of Essence. Time is of the essence in this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

SELLER PARTIES:

LOUISIANA MIDSTREAM GAS SERVICES, L.L.C.

By:	/s/ Domenic J. Dell’Osso
Name:	Domenic J. Dell’Osso
Title:

CHESAPEAKE MIDSTREAM DEVELOPMENT, L.P.

By:	Chesapeake Midstream Management, L.L.C., its general partner

By:	/s/ Domenic J. Dell’Osso
Name:	Domenic J. Dell’Osso
Title:

BUYER:

MAGNOLIA MIDSTREAM GAS SERVICES L.L.C.

By:	/s/ J. Mike Stice
Name:	J. Mike Stice
Title:	Chief Executive Officer

Solely for the purposes of its obligations under Section 5.9

CHESAPEAKE MIDSTREAM MANAGEMENT, L.L.C.

By:	/s/ Domenic J. Dell’Osso
Name:	Domenic J. Dell’Osso
Title:

[Signature Page to Purchase Agreement]

EXHIBIT A

1.1 Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“Accounting Referee” is defined in Section 2.10(a).

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, none of the MLP Entities shall be deemed to be an Affiliate of CHK, the Seller Parties or any of the subsidiaries of CHK or the Seller Parties (other than the MLP Entities).

“Aggregate Cap” is defined in Section 7.3(c)(i).

“Agreement” is defined in the preamble to this Agreement.

“Assets” is defined in Section 2.1.

“Assignment” is defined in Section 2.7(a)(i).

“Assigned Contracts” is defined in Section 2.1(c).

“Assumed Obligations” means the following, without duplication of any obligations of Buyer under Sections 2.9 or 2.10: (a) all Liabilities, Claims and Losses to the extent first arising out of or solely attributable to the ownership, operation or use of the Assets or the Gathering System, in each case (i) from and after the Effective Time but prior to the Closing to the extent not arising out of or relating to the Seller Parties’ or their Affiliates’ gross negligence or willful misconduct and (ii) from and after the Closing; (b) all obligations under the Assigned Contracts to the extent such obligations are performable after and relate to goods or services to be delivered or provided on or after the Effective Time; (c) all Liabilities, Claims and Losses arising out of, incident to or in connection with Buyer or any of its Affiliates’ failure to pay or incorrect payment of any Property Taxes allocable to the Assets with respect to periods from and after the Effective Time (it being acknowledged that such Property Taxes for the year that includes the Effective Time are being prorated pursuant to Section 5.5(a)); and (d) any and all Taxes (other than those described in (c)) imposed on or with respect to Buyer or any of its Affiliates, or the ownership, operation or use of the Assets or Gathering System for any taxable period (or portion thereof) beginning on the Closing Date; provided, however, this subsection (c) shall not include any Taxes related to the Seller or the Assets for taxable periods (or portions thereof) ending prior to the Closing Date that are imposed on Buyer as a successor or transferee. Notwithstanding the foregoing, the Assumed Obligations shall not include any of the Retained Obligations.

“Benefit Plan” means employee benefit plan, as defined in Section 3(3) of ERISA, and any other material plan, policy, program, practice, agreement, understanding or arrangement

(whether written or oral) providing compensation or other benefits to any employee, consultant or director (or to any dependent or beneficiary thereof), including, without limitation, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, restricted stock or other equity-based compensation plans, policies, programs, practices or arrangements, and any bonus or incentive compensation plan, deferred compensation, profit sharing, holiday, cafeteria, medical, disability, severance, retention, change in control or other employee benefit plan, program, policy, agreement or arrangement, in which an employee, consultant or director is eligible to participate (but excluding workers compensation benefits (whether through insured or self-insured arrangements) and directors and officers liability insurance).

“Books and Records” means all books, records, environmental audits, accounting books and records, supplier lists, credit information and filings with Governmental Authorities (in each case, whether on paper, computer disk, tape or other storage media) to the extent pertaining to the ownership, operation and use of the Assets or the Gathering System, including, to the extent relating to the Assets or the Gathering System, fixed asset records, appraisals, quality control records and reports, equipment maintenance records, manuals and warranty information, equipment lists, internal publications, designs, plans, blueprints, site plans, architectural drawings, specifications and engineering data, surveys, engineering reports, title reports, and schedules of the Assets.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Oklahoma City or New York City are authorized or required by Law to be closed.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Indemnitees” is defined in Section 7.1.

“Buyer Transaction Party” is defined in Section 4.2(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., as amended.

“Charter Documents” means, with respect to any Person, the certificate of incorporation, articles of incorporation or association and by-laws, the limited liability company agreement, or limited partnership agreement or other agreement or agreements that establish the legal personality of such Person, in each case as amended to date.

“CHK” is defined in the recitals to this Agreement.

“CHK Guaranty” is defined in Section 2.7(a)(v).

“CHK Transaction Party” is defined in Section 3.2(a)

“Claim” is defined in Section 7.4(a).

“Claim Notice” is defined in Section 7.4(a).

“Closing” is defined in Section 2.6.

“Closing Date” is defined in Section 2.6.

“CMD” is defined in the preamble to this Agreement.

“CMM” is defined in the preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compression Agreement” is defined in Section 2.7(a)(iii).

“Contract” shall mean any agreement, lease, license, note, evidence of Indebtedness, mortgage, security agreement, understanding, instrument or other binding arrangement evidenced by a written document.

“Current Seconded Employees” is defined in Section 3.16(a).

“De Minimis Claim” is defined in Section 7.3(a).

“Disclosure Schedules” is defined in Section 10.10.

“DOJ” means the Antitrust Division of the Department of Justice.

“Draft Allocation” is defined in Section 5.5(f).

“Effective Time” means 9:01 a.m. local time where the Assets are located on December 1, 2010.

“Effective Time Period” is defined in Section 2.10.

“Employee Secondment Agreement” means that certain Amended and Restated Employee Secondment Agreement dated August 3, 2010 by and among CHK, Chesapeake Midstream Management, L.L.C., the General Partner and Chesapeake MLP Operating, L.L.C. effective immediately prior to the closing of the initial public offering of the common units of Chesapeake Midstream Partners, L.P.

“Employee Transfer Agreement” means that certain Amended and Restated Employee Transfer Agreement dated August 3, 2010 by and among CHK, Chesapeake Midstream Management, L.L.C., the General Partner and Chesapeake MLP Operating, L.L.C effective immediately prior to the closing of the initial public offering of the common units of Chesapeake Midstream Partners, L.P.

“Environmental Conditions” means the presence of any Hazardous Substance in the environment (whether or not at one of the Assets), including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air of Hazardous Substances, relating to or arising out of the use, handling, storage, treatment, disposal, recycling, generation, transportation, Release, or threatened Release of Hazardous Substances. With respect to any environmental claims by third parties, Environmental Conditions also include the exposure of persons to Hazardous Substances at the work place or the exposure of persons or property to Hazardous Substances migrating from or otherwise emanating from the Assets.

“Environmental Laws” means any and all Laws (including common law), rules, ordinances, codes, decrees, judgments, directives, judicial or administrative orders or regulations of any Governmental Authority pertaining to prevention of pollution, protection of the environment, remediation of contamination, any Release or threatened Release of Hazardous Substances, or workplace health and safety, including without limitation CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; each as amended as of the Closing Date, and all similar Laws, rules and regulations of any Governmental Authority having jurisdiction over the Seller Parties or the Assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person that is an entity, trade or business, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” means (a) the assets that are used, owned and/or operated by CHK and its Affiliates in connection with the provision of the services pursuant to the Services Agreement, including any personnel not seconded to the General Partner in accordance with Section 5.9; (b) the meter runs (and associated measurement equipment) in each case that are Lease Owned; (c) all assets and property, real, personal, tangible or intangible, upstream of the inlet flange of each Primary Measurement Device including, without limitation, oil, gas and mineral leases, mineral interests, producing hydrocarbon interests, wellhead equipment, flowlines, pipelines, tanks, meters, gauges, valves, taps and other items and assets, in each case upstream of such inlet flanges; and (d) the properties and assets identified as Excluded Assets on Schedule 2.2.

“Expiration Date” is defined in Section 7.3(g).

“Facilities” means gathering lines, pipelines, meter stations, compressors, compressor stations, dehydration facilities, treating facilities, valves, pumps, tanks, meters, gauges, valves, taps, measurement devices and other equipment, personal property, machinery, buildings and fixtures.

“Financial Statements” is defined in Section 3.9(a).

“Final Allocation” is defined in Section 5.5(f).

“Final Statement” is defined in Section 2.10.

“Fraud” means actual fraud involving a knowing and intentional misrepresentation or omission of a material fact.

“FTC” means the Federal Trade Commission.

“Fundamental Representations” is defined in Section 7.3(c)(a).

“GAAP” is defined in Section 3.9(b).

“Gas” means any mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane.

“Gathering Agreement” is defined in Section 2.7(a)(ii).

“Gathering System” is defined in Section 3.7(b).

“General Partner” means Chesapeake Midstream GP, L.L.C.

“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

“Hazardous Substances” means and includes each substance, waste or material regulated, defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, including any petroleum, petroleum by-products, natural gas or natural gas liquids Released into the environment, asbestos or asbestos-containing material, urea formaldehyde insulation, hydrogen sulfide or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any specified Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for a deferred purchase price (other than trade payables incurred in the ordinary course of such Person’s business, consistent with past practice), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person under capital leases, (e) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, whether or not drawn, (f) all obligations of such Person created or arising under any conditional sale or title retention agreement, (g) the liquidation value or redemption price, as the case may be, of all preferred or redeemable stock of such Person, (h) all net obligations of such Person payable under any rate, currency, commodity or other swap, option or derivative agreement, (i) all obligations secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (other than Permitted Liens) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) all obligations of others guaranteed by such Person.

“Indemnified Party” is defined in Section 7.3(h).

“Indemnifying Party” is defined in Section 7.4(a).

“Indemnitees” is defined in Section 7.2.

“Insurance Policies” is defined in Section 3.17(a).

“Interim Financial Statements” is defined in Section 3.9(a).

“Knowledge” means, with respect to the Seller Parties, the actual knowledge after due and reasonable inquiry of Nick Dell’Osso, Jim Johnson, John Seldenrust, Henry Hood, Colleen Magness, Jennifer Grigsby, Stacy Roberts, John Morozuk, Bryan Lemmerman, Tom Harris, Ken Stinson, Mike Stice, Carlos Evans, and Lisa Phelps.

“Laws” means all laws, common laws, Orders, statutes, codes, regulations, ordinances, rules, policies or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Lease Owned” means any personal property or fixture asset in which the Producers (as defined in the Gathering Agreement) owns an interest related to the current operation of a well or wells connected to the Gathering System which was charged to the joint account of the working interest owners in such well or wells.

“Liability” means, collectively, any Indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, due or to become due, accrued or unaccrued, or absolute, contingent or otherwise.

“Lien” means any claim, lien, pledge, restriction, option, charge, right of first refusal, preferential right, preemptive right, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

“Losses” are defined in Section 7.1.

“Marketing Agreement” is defined in Section 2.7(a)(iv).

“Material Adverse Effect” means any change, event, fact, development, condition, matter or circumstance, that individually or in the aggregate with any other changes, events, facts,

developments, conditions, matters or circumstances, is or would be reasonably likely to be materially adverse to, or has had or would be reasonably likely to have a material adverse effect on or change in the business, condition (financial or otherwise) or the ownership, operation or use of the Assets or the Gathering System; provided, however, that, none of the following changes, events, facts, developments, conditions, matters or circumstances (either alone or in combination) shall be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred: (i) any change resulting from the announcement (in accordance with the terms of this Agreement) of this Agreement and the transactions contemplated hereby, including any disruption of customers or supplier relationships or loss of any employees or independent contractors of CHK or any of its Affiliates resulting therefrom; (ii) conditions affecting the natural gas transportation industry generally; (iii) changes in GAAP; or (iv) any adverse change, event or effect affecting the economy or securities markets of the United States generally; except, in the case of clauses (ii) through (iv), to the extent disproportionately affecting the ownership, operation or use of the Assets or the Gathering System as compared with other Persons or businesses in the natural gas transportation industry.

“Material Contracts” means any Contract of CHK or its Affiliates related to the ownership, operation and use of the Assets or the Gathering System, that (a) is reasonably expected to (i) result in expenditures or liabilities in excess of $400,000 in any future period or (ii) generate annual revenues in excess of $400,000 in any future period, (b) has a remaining term of greater than two years from the date of this Agreement, (c) contains any provision or covenant, which after the Closing will apply to the Assets or the Gathering System, prohibiting or materially restricting Buyer’s ownership, operation or use of the Assets or the Gathering System, (d) relates to Indebtedness of or relating to the ownership, operation and use of the Assets or the Gathering System, (e) is in respect of any partnership, joint venture or other similar agreement or arrangement or otherwise relates to the joint ownership or operation of the Assets, (f) provides for interest swaps, the sale, exchange or purchase of commodities, or other hedges, (g) is a labor or union Contract, (h) involves the lease of real property or material personal property, (i) relates to ongoing indemnification obligations in excess of $400,000 owed to any third party, (j) is a requirements contract, (k) includes an Affiliate of CHK as a counterparty, (l) if terminated would be reasonably likely to result in a Material Adverse Effect, (m) grants a third party the most preferential treatment with regard to price or other matters or (n) is an agreement relating to compression services or gathering, collection, storage, processing or transportation of natural gas or other hydrocarbons.

“MLP” means Chesapeake Midstream Partners, L.P., a Delaware limited partnership.

“MLP Entities” means Ventures, the General Partner, the MLP and its Subsidiaries.

“Natural Gas Act” means the Natural Gas Act of 1938, as amended, 15 U.S.C. §§ 717 et seq.

“Orders” means any judgments, orders, writs, injunctions, decisions, rulings, decrees or awards of any Governmental Authority.

“Outside Date” is defined in Section 8.1(b).

“Owned Real Property” is defined in Section 3.7(c).

“Party” and “Parties” are defined in the preamble of this Agreement.

“Permits” means governmental (whether federal, state or local) permits, approvals licenses, franchises, orders, exemptions, and other similar authorizations and instruments or rights.

“Permitted Liens” means (i) statutory liens for current Taxes applicable to the Assets that are not yet due and payable or assessments not yet delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business of the CHK Transaction Parties relating to obligations as to which there is no default on the part of the CHK Transaction Parties, excluding, however, for purposes of this clause (ii) and clause (iii) any Liens relating to Liabilities with respect to Benefit Plans that may arise under ERISA or the Code; (iii) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (iv) easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not individually or in the aggregate materially adversely affect the value of said properties or materially impair their use in the ordinary course; (v) Liens on pipelines or pipeline facilities that arise by operation of law; and (vi) any liens that (A) do not secure Indebtedness within the meaning of clauses (a), (c), (d), (e), (g), (h) or (i) of the definition thereof and (B) together with all other liens, do not materially detract from the value of the Assets or materially interfere with the ownership, operation and use of the Assets or the Gathering System.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, limited partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Post-Effective Time Tax Period” means any Tax period beginning on or after the Effective Time and that portion of a Straddle Period beginning on the Effective Time.

“Pre-Effective Time Tax Period” means any Tax period ending before the Effective Time and that portion of any Straddle Period ending on the day before the Effective Time.

“Primary Measurement Devices” has the meaning set forth in the Gathering Agreement.

“Proceedings” is defined in Section 3.13.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Purchase Price” is defined in Section 2.5.

“Real Property” means all real property, rights-of-way, easements, servitudes, surface lease agreements, railroad crossings, surface use agreements and similar real estate interests.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the outdoor or indoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Substances) or the movement of any Hazardous Substances through the air, soil, surface water or groundwater.

“Remedial Action” means any and all: (x) site assessments, site investigations, remedial investigations, soil, groundwater, surface water, sediment sampling or monitoring required to be performed pursuant to Environmental Laws to address a Release of Hazardous Substances; or (y) actions required to be taken pursuant to Environmental Laws to remove, abate or remediate a Release of Hazardous Substances including the use, implementation, application, installation, operation or maintenance or removal actions, in-situ or ex-situ remediation technologies applied to the surface or subsurface soils, encapsulation or stabilization of soils, excavation and off-site treatment or disposal of soils, and systems for the recovery and/or treatment of groundwater or free product.

“Required Consent” means a consent by a third party that must be obtained in order for: (a) the conveyance, transfer, assignment or delivery of all of the Seller Parties’ right, title and interest in and to any Asset to be valid and not in violation of the terms of any applicable document or agreement; or (b) the Seller Parties’ right, title and interest (or Buyer’s right, title and interest as of the Closing) in and to the Asset to remain in full force and effect.

“Retained Obligations” means the following, without duplication of any obligations of the Seller Parties under Sections 2.9 or 2.10: (a) all Liabilities, Claims and Losses to the extent arising out of or relating to the ownership, operation or use of the Assets or the Gathering System, in each case (i) prior to the Effective Time and (ii) on or after the Effective Time but prior to Closing to extent arising out of or relating to the Seller Parties’ or their Affiliates’ gross negligence or willful misconduct; (b) all obligations under the Assigned Contracts to the extent such obligations are performable prior to or relate to goods or services delivered or provided prior to the Effective Time; (c) subject to the obligations of the General Partner under the express terms of the Employee Secondment Agreement, the Employee Transfer Agreement, the Services Agreement, and the Shared Services Agreement (and, for the avoidance of doubt, without limiting any reimbursement obligations of the General Partner arising pursuant to such agreements), Liabilities, Claims and Losses to or in respect of any employee, former employee or other service provider of Seller or any of its ERISA Affiliates arising out of or relating to events or omissions occurring at any time, including, without limitation, Liabilities, Claims and Losses arising under applicable Law or any Benefit Plan sponsored, maintained or contributed to by Seller or any of its ERISA Affiliates or to which Seller or any of its ERISA Affiliates was or is obligated to contribute at any time; (d) all Liabilities, Claims and Losses arising out of, incident to or in connection with Seller or any of its Affiliates’ failure to pay or incorrect payment of any Property Taxes allocable to the Assets with respect to periods prior to the Effective Time (it being acknowledged that such Property Taxes for the year that includes the Effective Time are being prorated pursuant to Section 5.5(a)); (e) any and all income and franchise Taxes, including those imposed as a result of the transactions contemplated by this Agreement, imposed on Seller or any of its Affiliates or any consolidated, combined or unitary group of which Seller or any of its Affiliates is a member; (f) any and all Taxes (other than those described in (d) and (e)) imposed on or with respect to Seller or any of its Affiliates, or the ownership, operation or use of the Assets for any taxable period (or portion thereof) ending before the Closing Date, (g) Liabilities, Claims and Losses relating to or arising out of or in connection with Indebtedness of CHK and its Affiliates, (h) Liabilities, Claims and Losses of CHK and its Affiliates, to the extent not relating to or arising out of or in connection with the ownership, operation or use of the Assets or the Gathering System; (i) all Liabilities, Claims and Losses relating to the Excluded Assets; and (j) the items identified as Retained Obligations on Schedule 2.4.

“Rights-of-Way” is defined in Section 3.6(a).

“SEC” means the Securities and Exchange Commission.

“Secondary Measurement Device” is defined in the Gathering Agreement.

“Securities Act” means Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” is defined in the preamble to this Agreement.

“Seller Parties” is defined in the preamble to this Agreement

“Seller Indemnitees” is defined in Section 7.2.

“Services Agreement” mans that certain Amended and Restated Services Agreement dated August 3, 2010 by and among CHK, the General Partner, and the other parties thereto.

“Shared Services Agreement” means that certain Amended and Restated Shared Services Agreement dated August 3, 2010 by and among CHK, the General Partner, and the other parties thereto.

“Straddle Period” means any Tax period beginning before and ending on or after the Effective Time.

“Subsidiary” of any Person (the “Subject Person”) means any Person, whether incorporated or unincorporated, of which (i) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (ii) a general partner interest or (iii) a managing member interest, is directly or indirectly owned or controlled by the Subject Person or by one or more of its respective Subsidiaries.

“System Costs” is defined in Section 2.9(a).

“System Employee Benefit Plan” is defined in Section 3.16(a).

“System Employees” is defined in Section 3.15(a).

“System Revenues” is defined in Section 2.9(b).

“Tax” means (i) any tax, charge, fee, levy, penalty or other assessment imposed by any Taxing Authority, including any excise, property, abandoned or unclaimed property, income, sales, transfer, margin, franchise, payroll, withholding, gross receipts, social security or other tax, including any interest, penalties or additions attributable thereto and (ii) any liability for amounts described under clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign Law), as a result of transferee or successor liability, by Contract, by Law or otherwise.

“Tax Benefit” means the reduction in the amount of Taxes that otherwise would have been paid by any Indemnified Party as a result of incurring any Losses, calculated on a with-and-without basis, and net of any associated costs.

“Tax Proceeding” is defined in Section 5.5(e).

“Tax Representations” is defined in Section 7.3(c)(ii).

“Tax Return” means any return, report, information return, declaration, rendition, claim for refund or other document (including any related or supporting information or schedules) supplied or required to be supplied to any authority with respect to Taxes and including any supplement or amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes or administers such Tax, and the agency (if any) charged with the collection or administration of such Tax for such entity or subdivision.

“Transactions” is defined in Section 2.7.

“Transaction Documents” is defined in Section 2.7.

“Transfer Taxes” means all sales (including bulk sales), use, documentary, stamp, registration, transfer, conveyance, excise, recording, license, stock transfer stamps and other similar Taxes.

“Transferred Facilities” is defined in Section 2.1(b).

“Transferred Permits” is defined in Section 2.1(d).

“Transferred Real Property” is defined in Section 2.1(a).

“Ventures” means Chesapeake Midstream Ventures, L.L.C., a Delaware limited liability company.

“WARN” is defined in Section 3.15(f)

1.2 Interpretations. Unless expressly provide for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(1) no consideration may be given to the captions of the articles, sections or subsections, or to the Table of Contents, all of which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(2) no consideration may be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(3) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(4) the word “includes” and its derivatives means “includes, but is not limited to,” and corresponding derivative expressions;

(5) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(6) the meanings of the defined terms are applicable to both the singular and plural forms thereof and correlative forms of defined terms shall have corresponding meanings;

(7) all references to prices, values or monetary amounts refer to United States dollars;

(8) all references to articles, sections, subsections, paragraphs, clauses, exhibits or schedules refer to articles, sections, subsections, paragraphs and clauses of this Agreement, and to exhibits or schedules attached to this Agreement, unless expressly provided otherwise;

(9) each exhibit to this Agreement is a part of this Agreement and references to the term “Agreement” are deemed to include each such exhibit to this Agreement except to the extent that the context indicates otherwise, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, the provisions of the main body of this Agreement will prevail;

(10) the words “this Agreement,” “herein,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular article, section, subsection or other subdivision, unless expressly so limited;

(11) the word “or” is disjunctive but not necessarily exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(12) all references to agreements or Laws are deemed to refer to such agreements or Laws as amended or as in effect at the applicable time; and

(13) all references to a Person include such Person’s successors and permitted assigns.